     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1997


                                                REGISTRATION NO. 333-27299
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        BOREALIS TECHNOLOGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                  7371                                 88-0238203
      (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                            ------------------------

                             4070 SILVER SAGE DRIVE
                             CARSON CITY, NV 89701
                                 (702) 888-3200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 PETER PITSKER
                        BOREALIS TECHNOLOGY CORPORATION
                             4070 SILVER SAGE DRIVE
                             CARSON CITY, NV 89701
                                 (702) 888-3200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                            ------------------------

                                   COPIES TO:

                  STEVEN E. BOCHNER, ESQ.                                    THOMAS J. POLETTI, ESQ.
                  MARK L. REINSTRA, ESQ.                                    KATHERINE J. BLAIR, ESQ.
             WILSON SONSINI GOODRICH & ROSATI                      FRESHMAN, MARANTZ, ORLANSKI, COOPER & KLEIN
                    650 PAGE MILL ROAD                                       9100 WILSHIRE BOULEVARD
             PALO ALTO, CALIFORNIA 94304-1050                         BEVERLY HILLS, CALIFORNIA 90212-3480
                      (415) 493-9300                                             (310) 273-1870
                 FACSIMILE: (415) 493-6811                                  FACSIMILE: (310) 274-8293

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 14, 1997

                                1,600,000 SHARES

                                      LOGO
                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock, par value $0.001 ("Common Stock"), offered hereby are being sold by Borealis Technology Corporation, a Delaware corporation (the "Company"). The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "BRLS." On June 16, 1997, the reported last sale price of the Common Stock was $4.125 per share. See "Price Range of Common Stock."
                            ------------------------

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=================================================================================================
                                                           UNDERWRITING
                                        PRICE TO             DISCOUNTS           PROCEEDS TO
                                         PUBLIC         AND COMMISSIONS(1)       COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
=================================================================================================

(1) Does not include additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $198,000, assuming a public offering price of $4.125 per share, (or $227,700 if the Underwriter's over-allotment option described in footnote (3) is exercised in full), and (ii) a warrant to purchase up to 160,000 shares of Common Stock at $5.78 per share, assuming a public offering price of $4.125 per share, exercisable over a period of four years, commencing one year from the date of this Prospectus (the "Underwriter's Warrant"). The Company has agreed to indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated at $575,000.

(3) The Company has granted the Underwriter an option, exercisable within 30 business days of the date of this Prospectus, to purchase up to 240,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If all such additional shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to
    $          , $          and $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered hereby on a "firm commitment" basis by the Underwriter, subject to prior sale when, as and if delivered to and accepted by the Underwriter, and subject to the right of the Underwriter to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the offices of H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, New York 15620 on
or about                , 1997.
                            ------------------------
                            H.J. MEYERS & CO., INC.

              The date of this Prospectus is                , 1997

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     The Company furnishes to its stockholders annual reports containing financial statements audited by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Borealis Technology Corporation ("Borealis" or the "Company") is a provider of enterprise-wide software solutions for the sales force automation market. Borealis has developed and recently commenced sales of Arsenal, an advanced software solution for the sales automation market, which is designed to enable customers to automate sales processes and information exchanges between hundreds or thousands of mobile users and central information systems containing enterprise-wide customer databases. The Company believes that Arsenal overcomes limitations of commercially available sales automation solutions by providing the customization and scalability features of custom solutions together with rapid implementation capabilities. In April 1997, the Company introduced Arsenal and, to date, has shipped copies to Heidelberg USA and Maersk, Inc.

     Over the past decade, information technology has had a substantial impact on finance, accounting, manufacturing and research and development functions and, more recently, has made inroads in sales. The sales force automation market has emerged as a result of competitive pressures that are causing many organizations to seek new ways to reduce costs and improve enterprise productivity by automating their sales processes. Core sales processes that may be automated through the application of information technology include contact management, calendaring, delivery of pricing updates, sales forecasting, report generation and network-wide access to customer information and other data. Moreover, increased use of portable computers, decreased communications costs and the emergence of the World Wide Web and wireless data communications have increased the number of businesses seeking to extend core business process automation to mobile computer users.

     Organizations seeking to provide their mobile sales personnel with enterprise-wide sales automation solutions are faced with a limited number of approaches, each of which, the Company believes, typically fail to provide a viable and cost-effective solution. These approaches generally fall into one of two categories: pre-packaged products that provide a fixed set of features, are not customizable and are not optimized to meet the needs of a large segment of the sales automation market or custom applications where ease and cost of system implementation are mitigating factors.

     The Company believes that other commercially available sales automation solutions do not adequately meet the needs of both management information system ("MIS") administrators and sales personnel. Accordingly, the Company believes that the successful implementation of an enterprise-wide client/server and mobile sales automation solution requires a dramatically different approach from those offered by other commercially available products. As a result, during mid 1995, the Company ceased sales and marketing activities related to all of its products and refocused its operational and strategic efforts on the design of Arsenal and the establishment of relationships with third-party consulting organizations and systems integrators ("third party integrators") to develop a third-party integrator channel to assist customers in the implementation and customization of Arsenal and to help leverage the Company's direct selling efforts. Arsenal is an advanced mobile computing client/server application with a development tool that is designed to enable organizations or third-party integrators to rapidly and cost-effectively implement, modify on an on-going basis sales automation solutions to meet the dynamic and changing needs of an organization's sales force.

     The Company's objective is to become the leading supplier of sales automation solutions to assist businesses in deploying and customizing mobile and client/server-based applications to enhance the productivity and effectiveness of their sales personnel. The Company believes that Arsenal: (i) provides new and advanced functionality to enable a more competitive use of information technology; (ii) is easily modifiable as business requirements or technical infrastructures evolve; and (iii) provides the high level of reliability, performance and manageability required for mobile and client/server sales automation solutions.

     Borealis Corporation was incorporated in the State of Nevada in June 1988 and reincorporated in the State of Delaware under the name Borealis Technology Corporation prior to the completion of its initial public offering in June 1996. The Company's headquarters are located at 4070 Silver Sage Drive, Carson City, NV 89701, and its phone number is (702) 888-3200.

     The Company has filed trademark applications for Arsenal and Borealis. This Prospectus also includes trademarks of companies other than the Company.
                            ------------------------

                         NOTICE TO CALIFORNIA INVESTORS

     EACH PURCHASER OF SHARES OF COMMON STOCK IN CALIFORNIA MUST MEET ONE OF THE FOLLOWING SUITABILITY STANDARDS: (I) A LIQUID NET WORTH (EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES) OF $250,000 OR MORE AND GROSS ANNUAL INCOME DURING 1996, AND ESTIMATED DURING 1997, OF $65,000 OR MORE FROM ALL SOURCES; OR (II) A LIQUID NET WORTH (EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES) OF $500,000 OR MORE. EACH CALIFORNIA RESIDENT PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY WILL BE REQUIRED TO EXECUTE A REPRESENTATION THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       YEAR ENDED             THREE MONTHS ENDED
                                                      DECEMBER 31,                 MARCH 31,
                                                 -----------------------     ---------------------
                                                   1995          1996          1996        1997
                                                 --------     ----------     --------   ----------
STATEMENT OF OPERATIONS DATA:
  Revenues...................................    $    736     $      177     $     91   $       22
  Gross margin...............................         522            111           57           11
  Loss from operations.......................        (564)        (6,073)        (629)      (1,929)
  Net loss...................................        (593)        (6,027)        (646)      (1,911)
  Net loss per share(1)......................    $  (0.64)    $    (3.11)    $  (0.69)  $    (0.60)
  Shares used in computing net loss per
     share(1)................................     931,758      1,935,984      931,758    3,184,506

                                                                                 MARCH 31, 1997
                                                                            -------------------------
                                                         MARCH 31, 1996     ACTUAL     AS ADJUSTED(2)
                                                         --------------     ------     --------------
BALANCE SHEET DATA:
  Working capital (deficit)............................     $   (404)       $1,186        $  6,610
  Total assets.........................................          539         3,707           9,131
  Current liabilities..................................          756         1,520           1,520
  Stockholders' equity (deficit).......................     $ (1,246)       $2,128        $  7,552

---------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of shares used in computing net loss per share.

(2) Adjusted to reflect the application of the estimated net proceeds of this offering (this "Offering"), assuming no exercise of the Underwriter's over-allotment option or Underwriter's Warrant, based upon an assumed public offering price of $4.125 per share, and after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds," "Capitalization" and "Description of Capital Stock."

                                  THE OFFERING

Common Stock Offered by the
  Company.......................   1,600,000 shares

Common Stock Outstanding after
the Offering....................   4,784,506 shares

Use of Proceeds.................   Sales and marketing, research and
                                   development, general and administrative
                                   expenses, and general corporate purposes. See
                                   "Use of Proceeds."

Nasdaq SmallCap Symbol..........   "BRLS"

                            ------------------------

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------


     Except as otherwise specified, all information in this Prospectus relating to shares of Common Stock outstanding excludes 649,304 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Plan, 115,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Director Option Plan, 185,786 shares of Common Stock reserved for issuance pursuant to the Company's 1994 Stock Plan, 200,000 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Employee Stock Purchase Plan, 160,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant and 262,000 shares of Common Stock issuable upon exercise of other outstanding warrants and assumes no exercise of the Underwriter's over-allotment option. The Company's 1994 Stock Plan, 1996 Stock Plan, 1996 Director Option Plan and 1997 Employee Stock Purchase Plan are sometimes referred to herein as the "Stock Plans." See "Stock Plans."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, each prospective investor should carefully consider the following factors in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. No investor should participate in the Offering unless such investor can afford a complete loss of his or her investment. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

GOING CONCERN ASSUMPTION; FUTURE CAPITAL NEEDS UNCERTAIN; NO ASSURANCE OF FUTURE FINANCING

     The Company's independent auditors' report on the Company's financial statements at December 31, 1996 and for the years ended December 31, 1995 and 1996 contains an explanatory paragraph indicating that the Company had recurring operating losses that raise substantial doubt about its ability to continue as a going concern. In addition, the Company had an accumulated deficit of $8,700,811 at March 31, 1997. The Company may require substantial additional funds in the future, and there can be no assurance that any independent auditors' report on the Company's future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of its operations. The existence of the explanatory paragraph may materially adversely affect the Company's relationship with prospective customers, third party integrators and suppliers, and therefore could have a material adverse effect on the Company's business, financial condition and results of operations.


     The net proceeds from this Offering are estimated to be $5,424,400, assuming no exercise of the Underwriters' over-allotment option. In the absence of receiving the proceeds of this Offering, the Company anticipates that its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements only through the end of July 1997 at its anticipated level of operations. The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations, the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates that the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 12 months at its anticipated level of operations. However, the Company may seek additional funding during the next 12 months and will likely seek additional funding after such time. There can be no assurance that any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the shares of Common Stock offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.


COMPLETE DEPENDENCE ON RECENT PRODUCT INTRODUCTION

     The Company commenced sales of Arsenal, currently the Company's only product, in April 1997. As a result, the Company will derive substantially all of its revenues from the sale of licenses and maintenance contracts for Arsenal. Consequently, the Company is entirely dependent on the successful introduction and commercial acceptance of Arsenal. Unless and until Arsenal receives market acceptance, the Company will have no material source of revenue. There can be no assurance that Arsenal will achieve market acceptance. The Company's ability to effectuate market acceptance and sales of Arsenal will be substantially dependent on the hiring and training of additional personnel, and there can be no assurance that the Company will be able to successfully hire and train such personnel. Although the Company has begun to establish distribution channels for Arsenal, commercial acceptance of Arsenal will require the Company to successfully establish additional sales and distribution channels, of which there can be no assurance. Any such failure will have a material adverse effect on the Company's business, financial condition and results of operations. Failure of Arsenal to achieve significant market acceptance will have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy," and "-- Sales and Marketing."


NEED TO FILL KEY EXECUTIVE POSITION; DEPENDENCE ON LIMITED NUMBER OF KEY
PERSONNEL



     In May 1997, the Company's Vice President of Sales resigned from that position and is now managing the Company's strategic partnership program. As a result, the Company is currently seeking to hire a new Vice President of Sales.



     There can be no assurance that the Company will timely locate and hire a new Vice President of Sales, if at all, or that any such new Vice President of Sales will possess the leadership and other skills necessary to effectively manage the Company's sales operations. Highly skilled candidates are in great demand and the Company will be required to provide substantial compensation to any new Vice President of Sales. Any failure by the Company to timely find and hire such an individual will have a material adverse effect on the Company's business, financial condition and results of operations.



     In addition, the Company's future success substantially depends on the efforts of certain of its officers and key technical and other employees, many of whom have only recently joined the Company. In particular the Company's President and Chief Executive Officer has been with the Company only since July 1997. The Company's future success will require it to recruit additional key personnel, in addition to a Vice President of Sales, including product support, product development and additional sales and marketing personnel. The Company has not entered into employment agreements nor does it have key man life insurance. The Company believes that its future success also substantially depends on its ability to attract, retain and motivate highly skilled employees, who are in great demand. There can be no assurance that the Company will be successful in doing so. See "Management" and "Business -- Employees."


DEPENDENCE ON THIRD PARTY INTEGRATORS

     Sales automation software products that address the needs of medium- to large-size businesses are typically highly complex and require significant customization that often results in an extensive implementation process. The Company's strategy for implementing Arsenal is dependent on the utilization of third-party integrators to install, customize and service it. Consequently, third-party integrators are required to undergo a substantial amount of training to be able to apply the Company's products to the varied needs of the Company's current and prospective customers. There can be no assurance that the Company will be able to attract and retain personnel necessary to train such integrators. In addition, there can be no assurance that the Company's training will be sufficient or that such integrators will be able to provide the level or quality of service required to meet the needs of the Company's current and prospective customers. The Company will likely be dependent on third-party integrators to complete certain post-delivery obligations prior to the Company's recognition of revenue. Any failure of such integrators to complete such obligations could prevent the Company from recognizing revenue and the failure to so recognize revenue could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company is unable to maintain effective, long-term relationships with these integrators, or if such integrators fail to meet the needs of the Company's current and prospective customers in a timely fashion, or at all, such failure would result in a loss of, or delay in, market acceptance or sales and could result in increased product support costs and an injury to the Company's reputation, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy" and "-- Sales and Marketing."

     In addition, the Company uses its third-party integrators as a source for sales leads and, to some extent, as part of its sales and distribution channels. To the Company's knowledge, such use of third-party integrators by other companies has been limited and there can be no assurance that such third-party integrators will contribute meaningfully to the Company's sales efforts.

     The Company has not and does not plan to enter into or maintain exclusive relationships with third-party integrators and, consequently, such integrators may have existing relationships with, or may undertake new relationships with, the Company's direct competitors. There can be no assurance that such integrators will promote Arsenal effectively, or at all. The failure of the Company to provide sufficient incentive for such integrators may materially and adversely affect the Company's sales of Arsenal which could have a material adverse effect on the Company's business, financial condition and results of operations.

RECENT LOSSES; QUARTERLY FLUCTUATIONS IN PERFORMANCE

     The Company has experienced significant operating losses in each of fiscal 1994, 1995, 1996 and for the three months ended March 31, 1997 and expects to incur significant operating losses for the foreseeable future. In mid 1995, the Company ceased sales and marketing of its entire product line and shifted its focus to the development of Arsenal and the establishment of a third-party integrator channel. As a result, the Company will derive substantially all of its revenues from the sale of licenses and maintenance contracts for Arsenal. There can be no assurance that the Company will ever achieve profitability.

     The Company's operating and other expenses are relatively fixed in the short term. As a result, variations in timing of revenues will cause significant variations in quarterly operating results. Notwithstanding the difficulty in forecasting future sales, the Company generally must undertake its development, sales and marketing activities and other commitments months in advance. Accordingly, any shortfall in revenues in a given quarter may materially adversely affect the Company's business, financial condition and results of operations due to the inability to adjust expenses during the quarter to match the level of revenues for the quarter. Once commitments for such expenditures are undertaken, the Company may be unable to reduce them quickly if revenue is less than expected. In addition, the Company's sales expectations are based entirely on its internal estimates of future demand. Due to these and other factors, the Company believes that quarter-to-quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

     Operating results may fluctuate as a result of many factors, including volume and timing of orders received, the extent to which the Company is required to establish and support a third-party integrator channel or hire additional sales personnel to supplement such channel, announcements by the Company and its competitors, the timing of commercial introduction of enhancements to Arsenal, if any, or competitive products, the impact of price competition on the Company's average selling prices, and the level of research and development required to complete any future product enhancements. Almost all of these factors are beyond the Company's control. In addition, due to the short product life cycles that characterize the sales automation software market, the Company's failure to introduce any Arsenal enhancements in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Volatility of Stock Price" and "Market for Common Stock."

RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT DELAYS OR DEFECTS

     The sales automation software market is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. The Company's future success depends in large part upon its ability to obtain market acceptance of Arsenal, develop enhancements to Arsenal to address the changing requirements of its customers, educate third-party integrators regarding Arsenal and anticipate or respond to technological advances, competitive products and emerging industry standards and practices in a timely, cost-effective manner. There can be no assurance that the Company will be successful in marketing and supporting Arsenal or enhancements to Arsenal, if any, or will not experience difficulties that could delay or prevent the successful marketing and support of these products, or that Arsenal and any such product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of commercial acceptance. The Company has in the past experienced delays in product development, including significant delays in the development of Arsenal. Delays in enhancements to Arsenal, if any, may result in customer dissatisfaction and delay or loss of product and maintenance revenues. In addition, there can be no assurance that Arsenal or other future products will meet the requirements of the marketplace or will conform to industry standards and requirements. Any delays in the development or introduction of enhancements to Arsenal or failure to respond to market requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Software products such as Arsenal often contain errors or "bugs" that can adversely affect the performance of the product or damage a user's data. There can be no assurance that, despite testing by the Company and by potential customers, errors will not be found in Arsenal, resulting in a loss of, or delay in, market acceptance and sales, diversion of development resources, injury to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing" and "-- Research and Development."

COMPETITION

     The sales automation software market is highly competitive, highly fragmented and characterized by rapid technological change, frequent new product introductions, short product life cycles and evolving industry standards, and is expected, in the future, to be characterized by significant price erosion over the life of a product. Within specific ranges of functionality, the Company experiences competition from many sources, including: (i) companies that directly address the sales automation market, such as Aurum Software, Inc., Siebel Systems, Inc., Saratoga Systems, Inc., Saleskit Software and Brock Control Systems, Inc.; (ii) third-party integrators, such as Andersen Consulting, LLP and KPMG Peat Marwick LLP, that design, develop and implement custom sales automation solutions; (iii) the internal information technology departments of organizations that develop proprietary sales automation applications; and (iv) companies such as Symantec Corporation, Goldmine Software Corporation and Modatech Systems Corporation, suppliers of Personal Information Managers ("PIMS") off-the-shelf software specific to personal computers designed to aid in such activities as time management, contact management and calendaring. In addition, the Company may experience competition from additional companies, to the extent such companies enter the sales automation market, such as "groupware" vendors, "help desk" vendors, Local Area Network ("LAN") based application development tools vendors, remote LAN-access communication vendors and communications and systems management software vendors. Among the Company's potential competitors are also a number of large hardware and software companies that may develop or acquire products that compete in the sales automation software market.

     Current and potential competitors have established and may establish cooperative relationships with third parties to increase the ability of their products to address the needs of the Company's current and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing, name recognition and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Competition."

LENGTHY SALES AND IMPLEMENTATION CYCLES

     The purchase and implementation of Arsenal involves a significant commitment of resources by prospective customers. As a result, the Company's sales process could be subject to delays associated with lengthy approval processes over which the Company has little or no control. These delays may contribute to fluctuations in the Company's operating results, which may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company will likely be dependent on third-party integrators to complete certain post-delivery obligations prior to the Company's recognition of revenue. See "-- Recent Losses; Quarterly Fluctuations in Performance," "-- Dependence on Third Party

Integrators," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

RISKS ASSOCIATED WITH MANAGING GROWTH


     The Company's anticipated level of growth, should it occur, will challenge the Company's management and its sales and marketing, customer support, research and development, finance and general and administrative operations. The Company's future performance will depend in part on its ability to manage any such growth, should it occur, and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from any such growth. The failure of the Company's management to respond to and manage growth effectively will have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Need to Fill Key Executive Positions; Dependence on Limited Number of Key Personnel."


LIMITED INTELLECTUAL PROPERTY PROTECTION

     The Company's ability to compete effectively depends in large part on its ability to develop and maintain proprietary aspects of its technology. The Company relies on a combination of trade secret, copyright and trademark law and nondisclosure agreements to protect its proprietary rights in its anticipated products. Existing copyright laws afford only limited protection for Arsenal and any future products. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of Arsenal or future products or to obtain and use information that the Company regards as proprietary. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. In addition, some aspects of the Company's proposed products are not subject to intellectual property protection.

     The Company cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There can be no assurance that any confidentiality agreements between the Company and its employees will provide adequate protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information. See "Business -- Proprietary Rights and Licenses."

PRODUCT LIABILITY

     The Company's license agreements with its customers typically have contained, and are expected in the future to contain, provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of Arsenal or other future products by the Company may entail the risk of such claims and there can be no assurance that the Company will not be subject to such claims in the future. And although the Company maintains insurance covering such claims, no assurance can be given that the amount or terms of such insurance will be adequate. A product liability claim brought against the Company, regardless of its merit, could have a material adverse effect upon the Company's business, financial condition and results of operations.

EFFECT OF ANY FUTURE LEGAL PROCEEDINGS

     Although the Company is not currently party to any material legal proceedings, any future litigation involving the Company could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations regardless of the final outcome of any such litigation. See "Business -- Legal Proceedings."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. See "Management -- Limitations on Liability and Indemnification Matters."

SHARES ELIGIBLE FOR FUTURE SALE

     Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have outstanding approximately 4,784,506 shares of Common Stock. On the date of this Prospectus, the 1,600,000 shares offered hereby and 2,291,050 additional shares will be immediately eligible for sale in the public market without restriction. The remaining 893,456 shares (the "Lock-up Shares") are subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of such shares, or shares subsequently acquired under any option, warrant or convertible security owned by them until June 1998 without the prior written consent of the Underwriter. Substantially all of the Lock-up Shares will be eligible for sale beginning in June 1998.


     The Company has filed a registration statement on Form S-8 under the Securities Act to register the sale of approximately 477,973 shares of Common Stock reserved for issuance under its 1994 Stock Plan, 1996 Stock Plan and 1996 Director Option Plan. The Company also intends to file a registration statement on Form S-8 to register the sale of approximately 672,117 additional shares of Common Stock issuable pursuant to the Company's 1996 Stock Plan, 1996 Director Option Plan and 1997 Employee Stock Purchase Plan. Shares of Common Stock issued upon exercise of options granted after the effective date of the registration statements on Form S-8 will be available for sale in the public market, subject in some cases to volume and other limitations, including the lock-up agreements referred to above. In addition, the Company's Board of Directors has authorized the issuance of up to 1,000,000 shares of the Company's Common Stock upon the Company achieving certain milestones, and has issued warrants to purchase 262,000 shares of Common Stock (422,000 upon the closing of this Offering). See "Contingent Stock Issuance," "Management -- Stock Plans," "Description of Capital Stock," "Shares Eligible for Future Sale," "Underwriting" and "Legal Matters."


CHARGE TO INCOME IN THE EVENT OF CONTINGENT STOCK ISSUANCE

     The Company's Board of Directors has authorized the issuance of 1,000,000 shares of Common Stock (the "Contingent Shares") issuable to holders of record ("Participants") of the Company's Common Stock and stock options issued by the Company as of the effective time of the Company's initial public offering in June 1996 contingent upon the Company achieving certain milestones. In the event that the Company achieves net revenues for the year ended December 31, 1997 in excess of $12,000,000 and a net loss of $2,500,000 or less for that year (before giving effect to any compensation expense recognized by virtue of the issuance of the Contingent Shares), then rights to purchase 350,000 shares of Common Stock for one dollar per share will be issued to the Participants. In the event that the Company achieves net revenues for the year ended December 31, 1998 in excess of $18,000,000 and pre-tax profits of at least $2,730,000 for that year (before giving effect to any compensation expense recognized by virtue of the issuance of the Contingent Shares), then rights to purchase 650,000 shares of Common Stock for one dollar per share will be issued to the Participants. In addition, rights to purchase all of the unissued Contingent Shares for one dollar per share will be issued to the Participants upon the occurrence of a transaction in which control of the Company changes hands at a price (excluding the Contingent Shares) equal to or greater than approximately: (i) $15 per share prior to December 31, 1997; or (ii) $30 per share after December 31, 1997 and prior to December 31, 1998.

     To date, the Company has not recorded any compensation expense related to the issuance of the contingent shares. When in the opinion of the Company's management it becomes probable that the milestones will be achieved, a compensation expense will be recorded equal to the number of contingent shares to be issued times the difference between the fair market value of the Company's Common Stock (at the time of determination that the milestones will be met) and one dollar per share. Such expense would have a material adverse effect on the results of operations. If the Company's management does not determine that it is probable that it will achieve the milestones, it will be required to record such compensation expense if such milestones are, in fact, achieved, which would result in a substantial one-time charge and will have a material adverse effect on the Company's results of operations.

VOLATILITY OF STOCK PRICE

     The Company's stock price has historically been volatile. The trading price of the Company's Common Stock could be subject to significant fluctuations in the future in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the marketplace for sales automation technology and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies, such as the Company, in particular, and are often unrelated to such companies' operating performance. See "-- Recent Losses; Quarterly Fluctuations in Performance" and "Market for Common Stock."

POSSIBLE ILLIQUIDITY OF TRADING MARKET; PENNY STOCK; PENDING SEC INVESTIGATION OF UNDERWRITER;
RECENTLY SETTLED NASD INVESTIGATION REGARDING UNDERWRITER

     The shares of Common Stock are quoted on the Nasdaq SmallCap Market which is a significantly less liquid market than the Nasdaq National Market. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market, and the shares of Common Stock could be subject to removal from the Nasdaq SmallCap Market. Trading, if any, in the Common Stock would therefore be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. Nasdaq has recently promulgated new rules which make continued listing of companies on the Nasdaq SmallCap Market more difficult and has significantly increased its enforcement efforts with regard to the standards for such listing. In addition, if the Company's Common Stock were removed from the Nasdaq SmallCap Market, the Company's Common Stock would be subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market. In addition, if the market price of the Company's Common Stock is less than $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the Nasdaq SmallCap Market. Such rules may further limit the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell such Common Stock in the secondary market.

     The Chicago office of the Securities and Exchange Commission is conducting a private, nonpublic investigation of H.J. Meyers & Co., Inc., the Underwriter and the principal market maker in the Company's Common Stock, pursuant to a Formal Order of Investigation issued by the Commission. The Staff is investigating whether the Underwriter may have violated Section 17(a) of the Securities Act of 1933 and Sections 10(b), 15(c) and 17(a) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, with respect to sales of certain securities including those of the Company. The Company has received a subpoena for the production of documents pursuant to this investigation. Specifically, the subpoena requests that the Company provide documents relating to the following: loans received by the Company, sales of the Company's securities by employees, officers and directors of the Company, information relating to the Underwriter, information relating to any other underwriter whether or not retained by the Company, communications with the Company's stockholders, sales materials pertaining to the Company's stock, documents filed with the Commission or any other regulatory agency, self-regulatory organization or securities exchange, sales or shipments of Arsenal, minutes to Board of Director and stockholder meetings, audits conducted for the Company, documents pertaining to any due diligence conducted as part of a stock issuance and a list of employees, officers and directors of the Company.

     The Company is currently unable to assess the potential impact of the outcome of the Staff's investigation on the Offering or trading in the Company's securities. Any limitation on the ability of the Underwriter to make a market in the Company's Common Stock as a result of this investigation, or for any other reason, could adversely impact the liquidity or trading price of the Company's Common Stock, which could have a material adverse impact on the market price of the Company's Common Stock. In addition, any adverse impact on the Company as a result of this investigation, or for any other reason, could have a material adverse effect on the market value and liquidity of the Company's Common Stock.

     The Underwriter has informed the Company that it believes that it has materially complied with the above-mentioned securities laws, and rules and regulations thereunder, and that it has, and will continue to cooperate fully with the Staff with respect to such investigation.

     On July 16, 1996, the National Association of Securities Dealers, Inc. (the "NASD") issued a notice of Acceptance, Waiver and Consent (the "AWC") whereby the Underwriter was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Underwriter; the activities in question occurred during periods between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have a material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of shares of Common Stock offered hereby will incur an immediate and substantial dilution of approximately 62% of their investment in the shares of Common Stock. The pro forma net tangible book value of the Company's Common Stock after this Offering will be approximately $1.58 per share. See "Dilution" and "Capitalization."

NO ANTICIPATED DIVIDENDS

     The Company has not paid any dividends on its Common Stock and, for the foreseeable future, intends to continue its policy of retaining earnings, if any, to finance the development and expansion of its business. See "Dividend Policy."

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, and impose various procedural and other requirements which could make it more difficult for stockholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,600,000 shares of Common Stock being offered hereby, after deducting underwriting discounts and commissions and offering expenses, are estimated to be approximately $5,424,400. The Company expects to use the net proceeds from this Offering approximately as follows:


                                                                        AMOUNT       PERCENT
                                                                      -----------    -------
    Sales and marketing (See "Business -- Sales and Marketing").....  $ 2,846,400       52%
    Research and development (See "Business -- Research and
      Development").................................................    1,811,000       33%
    General and administrative......................................      517,000       10%
    Repayment of indebtedness.......................................      250,000        5%
                                                                         --------     ----
              Total.................................................  $ 5,424,400      100%


     The projected expenditures described above are estimates and approximations only and do not represent firm commitments by the Company. The Company anticipates that the allocation to sales and marketing will include hiring additional sales personnel (including a Vice President of Sales), attracting and retaining additional solution providers and engaging in certain marketing activities such as seminars and trade show events. Proceeds allocated to general corporate purposes may be utilized for acquisitions of or investments in complementary technologies or businesses. No such acquisitions or investments are currently planned by the Company. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to fund the development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Pursuant to a bank term loan, the Company is restricted from paying cash dividends without the prior approval of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company as of March 31, 1997; (i) actual, and (ii) as adjusted to reflect the sale by the Company of 1,600,000 shares of Common Stock at an assumed public offering price of $4.125 per share, less applicable underwriting discounts and commissions and net of expenses and the application of the estimated net proceeds therefrom.

                                                                             MARCH 31, 1997
                                                                        ------------------------
                                                                                         AS
                                                                         ACTUAL      ADJUSTED(1)
                                                                        --------     -----------
                                                                         (IN THOUSANDS, EXCEPT
                                                                          SHARE AND PER SHARE
                                                                                 DATA)
Short-term debt:
  Current portion of capital lease obligations........................  $    143       $   143
  Promissory note.....................................................       650           650
                                                                         -------       -------
          Total short-term debt.......................................  $    793       $   793
                                                                         =======       =======
Long-term debt:
  Long-term portion of capital lease obligations......................  $     60       $    60
Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
  no shares issued and outstanding....................................        --            --
Common stock, $0.001 par value; 10,000,000 shares authorized;
  3,184,506 shares issued and outstanding actual, 4,784,506 shares
  issued and outstanding as adjusted..................................         3             5
  Additional paid in capital..........................................    10,826        16,248
  Accumulated deficit.................................................    (8,701)       (8,701)
                                                                         -------       -------
          Total stockholders' equity..................................     2,128         7,552
                                                                         -------       -------
          Total capitalization........................................  $  2,188       $ 7,612
                                                                         =======       =======

---------------
(1) Assumes no exercise of the Underwriter's over-allotment option, the Underwriter's Warrant or exercise of outstanding stock options or warrants.

                                    DILUTION

     The net tangible book value of the Company's Common Stock as of March 31, 1997 was $2,127,795, or approximately $0.67 per share. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by 3,184,506 shares of Common Stock outstanding as of March 31, 1997.

     Net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase shares of Common Stock in this Offering and the pro forma net tangible book value per share of Common Stock immediately after the closing of this Offering. After giving effect to the sale by the Company of 1,600,000 shares of Common Stock in this Offering at an assumed public offering price of $4.125 per share and after deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $7,552,195 or $1.58 per share. These effects result in an immediate net increase in net tangible book value of $0.91 per share to existing stockholders, and an immediate dilution of $2.55 per share to new investors. The following table illustrates this per share dilution:

        Assumed public offering price per share(l)...................            $4.13
          Net tangible book value per share at March 31, 1997........  $0.67
          Increase per share attributable to new investors...........   0.91
                                                                       -----
        Pro forma net tangible book value per share after the
          Offering(2)................................................             1.58
                                                                                 ------
                                                                                    --
        Pro forma net tangible book value dilution per share to new
          investors(3)...............................................            $2.55
                                                                                 ========

---------------
(1) Before deduction of underwriting discounts and commissions and estimated expenses of the Offering to be paid by the Company.

(2) Does not give effect to an aggregate of up to 240,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option.

(3) Represents dilution of approximately 62% to purchasers of the shares of Common Stock.


     As of March 31, 1997, there were outstanding options to purchase an aggregate of 428,877 shares of Common Stock at a weighted average exercise price of $3.57 per share and warrants to purchase an aggregate of 262,000 shares of Common Stock at a weighted average exercise price of $7.59 per share. As of March 31, 1997, the Company had reserved 2,150,090 shares of Common Stock for issuance upon the exercise of options that may be granted under its Stock Plans and including the Contingent Shares. To the extent options are exercised, there will be further dilution to new investors in the Offering.

                           CONTINGENT STOCK ISSUANCE

     The Company's Board of Directors has authorized the issuance of 1,000,000 shares of Common Stock (the "Contingent Shares") issuable to holders of record of the Company's Common Stock and stock options issued by the Company as of June 21, 1996 (the "Participants") as of the effective date of the Company's initial public offering in June 1996 contingent upon the Company achieving certain milestones. In the event that the Company achieves total revenues for the year ended December 31, 1997 in excess of $12,000,000 and a net loss of $2,500,000 or less for that year (before giving effect to any compensation expense recognized by virtue of the issuance of the Contingent Shares), then rights to purchase 350,000 shares of Common Stock for one dollar per share will be issued to the Participants. In the event that the Company achieves total revenues for the year ended December 31, 1998 in excess of $18,000,000 and pre-tax profits of at least $2,730,000 for that year (before giving effect to any compensation expense recognized by virtue of the issuance of the Contingent Shares), then rights to purchase 650,000 shares of Common Stock for one dollar per share will be issued to the Participants. In addition, rights to purchase all of the unissued Contingent Shares for one dollar per share will be issued to the Participants upon the occurrence of a transaction in which control of the Company changes hands at a price (excluding the Contingent Shares) equal to or greater than approximately: (i) $15 per share prior to December 31, 1997; or (ii) $30 per share after December 31, 1997 and prior to December 31, 1998.

     To date, the Company has not recorded any compensation expense related to the issuance of the Contingent Shares, because in the opinion of the Company's management it is not probable that the milestones will be achieved. If and when management determines that it is probable that the milestones will be achieved, the Company will record a compensation expense equal to the number of Contingent Shares to be issued times the difference between the fair market value of the Company's Common Stock (at the time of determination that the milestones will be met) and one dollar per share over the remaining fiscal year from the time of such determination. Such expense would have a material adverse effect on the results of operations. If the Company's management does not determine that it is probable that it will achieve the milestones, it will be required to record such compensation expense if such milestones are, in fact, achieved, which would result in a substantial one-time charge and will have a material adverse effect on the Company's results of operations.

                            MARKET FOR COMMON STOCK

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "BRLS." Following the Company's initial public offering on June 20, 1996, the following high and low closing prices were reported by Nasdaq each quarter:


                                                                             HIGH     LOW
                                                                             -----   -----
    Quarter ended June 30, 1996 (subsequent to June 20, 1996)..............  $8.13   $6.75
    Quarter ended September 30, 1996.......................................   6.88    3.88
    Quarter ended December 31, 1996........................................   4.75    3.00
    Quarter ended March 31, 1997...........................................   6.00    3.88
    Quarter ending June 30, 1997 ..........................................   6.13    4.00


     At March 31, 1997, the Company had approximately 84 holders of record of its Common Stock.

                            SELECTED FINANCIAL DATA

     The following selected statement of operations data for each of the two years in the period ended December 31, 1996 and the balance sheet data at December 31, 1995 and December 31, 1996 are derived from financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, whose report with respect thereto states that there is substantial doubt about the Company's ability to continue as a going concern, and are included elsewhere in this Prospectus. The financial statements and selected financial data do not include any adjustments that might result from the outcome of this uncertainty. The selected statements of operations data for the three month periods ended March 31, 1996 and 1997 and the selected balance sheet data as of March 31, 1996 and 1997 have been derived from unaudited interim condensed financial statements of the Company contained elsewhere herein and reflect in management's opinion, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for these periods. Results of operations for the three months ended March 31, 1996 and 1997 are not necessarily indicative of results to be expected for the full fiscal year or any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, notes thereto and the independent auditors' report included elsewhere in this Prospectus.

                                                                            THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,              MARCH 31,
                                            -----------------------     ---------------------------
                                              1995          1996           1996            1997
                                            --------     ----------     ----------     ------------
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................    $    736     $      177     $       91      $       22
Cost of revenues........................         214             66             34              11
                                              ------         ------        -------         -------
  Gross margin..........................         522            111             57              11
Operating expenses:
  Sales and marketing...................         188          2,744            178             817
  Research and development..............         565          2,452            334             617
  General and administrative............         333            988            174             506
                                              ------         ------        -------         -------
Loss from operations....................        (564)        (6,073)          (629)         (1,929)
Interest income, net....................         (29)            46            (17)             18
                                              ------         ------        -------         -------
Net loss................................    $   (593)    $   (6,027)    $     (646)     $   (1,911)
                                              ======         ======        =======         =======
Net loss per share......................    $  (0.64)    $    (3.11)    $    (0.69)     $    (0.60)
Shares used in computing net loss per
  share(1)..............................     931,758      1,935,984        931,758       3,184,506

                                                 DECEMBER 31,                    MARCH 31,
                                            -----------------------     ---------------------------
                                              1995          1996           1996            1997
                                            --------     ----------     ----------     ------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)...............    $   (375)    $    3,182     $     (404)     $    1,186
Total assets............................         331          5,607            539           3,707
Current liabilities.....................         577            878            756           1,520
Stockholders' equity (deficit)..........    $   (600)    $    3,991     $   (1,246)     $    2,128

---------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of shares used in computing net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," below and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company was incorporated and began operation as a division of a company founded by Curtis M. Faith, Chairman of the Board of Directors of the Company. In September 1992, the Company purchased all of the assets and operations of such division.

     The Company has experienced a significant decrease in revenues and significant operating losses in fiscal 1994, 1995 and 1996, and for the three months ended March 31, 1997. In mid 1995, the Company ceased sales and marketing of its entire product line and shifted its focus to the development of Arsenal and the establishment of a third party integrator channel. The Company's revenues in past periods have been generated almost entirely from the sale of consulting services and products which the Company no longer sells and, as a result, are not meaningful in predicting future performance. Although the Company continues to provide product support for the products it no longer sells, this activity is not expected to be meaningful to future operating results. Due to the shift to the development and sale of Arsenal, the Company will derive substantially all of its revenues from the sale of licenses and maintenance contracts for Arsenal.

     The Company's independent auditors' report on the Company's financial statements at December 31, 1996 and for the years ended December 31, 1995 and 1996 contains an explanatory paragraph indicating that the Company had recurring operating losses that raise substantial doubt about its ability to continue as a going concern. In the absence of receiving the proceeds of this Offering, the Company anticipates that its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements only through the end of June 1997 at its anticipated level of operations. The Company's future operating results will depend on many factors, including demand for the Company's Arsenal product, which has only recently been introduced, the level of product and price competition, the ability of the Company to develop and market new products and to control costs, the ability of the Company to expand its direct sales force and indirect distribution channels and the ability of the Company to attract and retain key personnel. In particular, the ability of the Company to achieve revenue growth in the future will depend on its success in adding a substantial number of direct sales personnel and in attracting third party integrators in the current year and in future periods. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing sales personnel or that it can attract, assimilate or retain additional highly qualified sales personnel in the future. Further, the Company believes, based on interactions with its customers and potential customers, that the purchase of its product is relatively discretionary and generally involves a significant commitment of capital. As a result, in the event of a downturn in any potential customer's business or the economy in general, purchases of the Company's product may be deferred or canceled, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has generally recognized product license revenues not subject to significant future obligations upon execution of a licensing agreement and delivery of software products, provided there are no significant post-delivery obligations and collection is probable. Service revenues have been and are expected to be recognized as services are performed while maintenance revenues have been and are expected to be recognized ratably over the term of the support period.

THREE MONTHS ENDED MARCH 31, 1996 AND 1997

  Revenues:

     Revenues have historically consisted of revenue from the licensing and sale of products, revenue from service and maintenance agreements and revenue from consulting services. Revenues decreased from $90,586 for the three months ended March 31, 1996 compared to $22,349 for the three months ended March 31, 1997 due to the cessation of sales of the Company's previous products. While the Company continues to provide support for previously discontinued products, this activity is not expected to generate significant revenues. The Company does not expect such fees to constitute a significant percentage of future revenues. The Company anticipates that revenues will continue to decrease until the Company begins to recognize revenues from sales of Arsenal.

  Cost of Revenues:

     Cost of revenues represents primarily amounts incurred pursuant to royalty obligations and maintenance agreements on certain technology. Cost of revenues decreased from $33,524 for the three month period ended March 31, 1996 to $11,020 for the three month period ended March 31, 1997 due to the cessation of sales of the Company's previous product line. The Company anticipates that cost of revenues will increase in future periods as the Company commences sales of Arsenal. The Company believes that the ratio of cost of revenues to revenues is not meaningful in this period or indicative of future results.

  Operating Expenses:

     Total operating expenses, which are comprised of sales and marketing, research and development, and general and administrative expenses, increased from $685,972 to $1,940,498 between the three months ended March 31, 1996 and 1997. Sales and marketing expenses increased from $178,493 to $816,586 between the three months ended March 31, 1996 and 1997. This increase was the result of increased staffing as well as costs associated with the Company's attendance at trade shows, print advertising and public relations. The Company anticipates that sales and marketing expenses will continue to increase in future periods as the Company expands its sales and marketing efforts in connection with the introduction of Arsenal. Research and development expenses increased from $333,648 to $617,509 between the three months ended March 31, 1996 and 1997. This increase was the result of additional staffing and expenditures related to the development of Arsenal. General and administrative expenses increased from $173,831 to $506,403 between the three months ended March 31, 1996 and 1997. This increase was due primarily to increased staffing. The Company anticipates that total operating expenses will continue to increase for the foreseeable future as the Company: (i) expands its sales and marketing function in order to facilitate the market acceptance and sale of Arsenal; (ii) expands its technical services organization to support customer needs and (iii) adds additional software engineers to fund the development of enhancements to Arsenal and develop new products.

     Based on the Company's research and development process, costs incurred between the establishment of technical feasibility and general release have not been material and therefore have not been capitalized in accordance with Statement of Financial Accounting Standards No. 86. All research and development costs are expensed as incurred.

YEARS ENDED DECEMBER 31, 1995 AND 1996

  Revenues:

     Revenues decreased from $736,152 to $176,941 between the fiscal years ended December 31, 1995 and 1996. This decrease was primarily due to the cessation of sales of the Company's previous products. The majority of the revenues in the fiscal year ended December 31, 1996 are attributable to the recognition of revenues related to sales and maintenance of products the Company no longer sells.

     In 1996, the Company received 35% and 36% of its revenues from its two largest customers, Nortel and Synopsys, Inc., respectively. The Company received 14%, 27% and 38% of its 1995 revenues from Nortel, Scitex America Corp., and Synopsys, Inc., respectively. As significant sales to any particular customer are typically non-recurring, the Company does not believe its future results are dependent on recurring revenues from any particular customer. The Company anticipates, however, that a small number of customers may account for disproportionately large percentages of its revenues in future quarters.

  Cost of Revenues:

     Cost of revenues decreased from $214,325 to $66,140 between the fiscal years ended December 31, 1995 and 1996. The decrease is primarily the result of the cessation of sales of the Company's previous products.

The Company believes that the ratio of cost of revenues to revenues is not meaningful in this period or indicative of future results.

  Operating Expenses:

     Total operating expenses increased from $1,085,472 to $6,183,414 between the fiscal years ended December 31, 1995 and 1996. Sales and marketing expenses increased from $187,525 to $2,743,778 between the fiscal years ended December 31, 1995 and 1996. This increase was the result of increased staffing as well as costs associated with the Company's attendance at several trade shows, print advertising and public relations. Research and development expenses increased from $565,276 to $2,451,544 between the fiscal years ended December 31, 1995 and 1996. This increase was the result of additional staffing and expenditures related to the development of Arsenal. General and administrative expenses increased from $332,671 to $988,092 between the fiscal years ended December 31, 1995 and 1996. This increase was due primarily to increased staffing.

     The number of the Company's employees increased from 17 to 49 full time employees between the end of fiscal year 1995 and 1996 and dropped to 46 as of March 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     In June 1996, the Company completed an initial public offering of 2,000,000 shares of Common Stock. In July 1996, the Company completed the public sale of an additional 291,050 shares of Common Stock pursuant to the exercise of an over-allotment option granted by the Company to the Underwriter, who was also the underwriter of the Company's initial public offering. As a result of these sales, the Company received proceeds of $9.6 million, net of related underwriting discounts and offering expenses. The Company invested the proceeds from these sales in investment grade, interest-bearing securities, and has not invested in any derivative securities or other financial instruments that involve a high level of risk.

     The Company's cash and short-term investments totaled $3.9 million at December 31, 1996 and $2.5 million at March 31, 1997, representing 70% and 67%, respectively, of total assets. The Company used $5.6 million of cash to fund operations during fiscal 1996 and $1.8 million to fund operations for the first quarter of 1997. Net cash used in operating activities was primarily for the development and sales and marketing costs associated with Arsenal. The Company's principal investing activities consisted of expenditures for computers, computer related equipment, office furniture and leasehold improvements associated with a new office facility the Company began occupying in February 1997.

     In addition to sales of Common Stock, financing activities for the fiscal year ended December 31, 1996 included $375,946 in new long-term lease commitments to finance purchases of equipment and office furniture and a $650,000 bank loan secured by an 18-month restricted certificate of deposit. The bank loan was secured to repay stockholder debt which was at less favorable terms and contains restrictions which preclude the Company from paying out cash dividends or from incurring any indebtedness which would incumber the assets of the Company without the prior written consent of the lender. Financing activities for the three months ended March 31, 1997 consisted of scheduled lease payments.


     The net proceeds from this Offering are estimated to be $5,424,400 (assuming no exercise of the Underwriter's over-allotment option). In the absence of receiving the proceeds of this Offering, the Company anticipates that its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements only through the end of July 1997 at its anticipated level of operations. The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations, the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates that the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 12 months at its anticipated level of operations, which includes increases in expenses, particularly sales and marketing expenses, and costs of revenues. However, the Company may seek additional funding during the next 12 months and will likely seek additional funding after such time. There can be no assurance that any additional financing will be available on acceptable terms, or at all, when required by the

Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the shares of Common Stock offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its future product enhancement and product development efforts due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations.

                                    BUSINESS

     The following Business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     Borealis Technology Corporation is a provider of enterprise-wide software solutions for the sales force automation market. The Company was incorporated in Nevada in June 1988 and reincorporated in Delaware in June 1996 prior to the Company's initial public offering. From its inception until 1994, the Company created and marketed development tools for software developers. In 1994, the Company bought from an unrelated third party and began selling Salesbase, a sales force automation product. The Company recognized the inherent risks and drain on internal resources associated with the implementation of then current enterprise-wide salesforce automation products and decided to design a sales force automation product that could be easily implemented and customized by third parties rather than the Company.

     Borealis has developed and recently commenced sales of Arsenal, an advanced software solution for the sales automation market, which is designed to enable customers to automate sales processes and information exchanges between hundreds or thousands of mobile users and central information systems containing enterprise-wide customer databases. The Company believes that Arsenal overcomes limitations of commercially available sales automation solutions by providing the customization and scalability features of custom solutions together with rapid implementation capabilities. In April 1997, the Company introduced Arsenal and has shipped copies to Heidelberg USA and Maersk, Inc.

     Traditionally, third-party integrators have functioned as an implementation rather than a distribution channel of sales automation products. The Company believes that such integrators have been constrained in their ability to serve as a distribution channel due to product complexities, long implementation times and the high cost of licensing and support of commercially available sales automation products. The Company believes that Arsenal is deployable and modifiable with considerably less effort and in a more timely and cost-effective manner than other commercially available products. Reduced installation and customization time is expected to enable third-party integrators to implement an increased number of Arsenal systems without a corresponding increase in staffing and related expenses. As a result, the Company believes that its network of third-party integrators provides a more broad-based implementation capacity than the Company could establish if implementing solutions itself, and which also functions as a highly leveraged incremental distribution channel. The Company believes that this approach should allow it to focus greater attention on product development and marketing rather than on consulting and implementation.

INDUSTRY OVERVIEW

     Over the past decade, information technology has had a substantial impact on finance, accounting, manufacturing and research and development functions and, more recently, has made inroads in sales. The sales force automation market has emerged as a result of competitive pressures that are causing many organizations to seek new ways to reduce costs and improve enterprise productivity by automating their sales processes. Core sales processes that may be automated through the application of information technology include contact management, calendaring, delivery of pricing updates, sales forecasting, report generation and network-wide access to customer and other data.

     Advances in personal computer, telecommunications and related technologies continue to stimulate interest in more effective client/server approaches to the automation of core business processes. Moreover, increased use of portable computers, decreased communications costs and the emergence of the World Wide Web and wireless data communications have increased the number of businesses seeking to extend core business process automation to mobile computer users. Organizations seeking to provide their mobile sales personnel with enterprise-wide sales automation solutions are faced with a limited number of approaches, each of which, the Company believes, fails to provide a viable and cost-effective solution. These approaches generally fall into one of two categories: pre-packaged products that provide a fixed set of features, are not customizable and are not optimized to meet the needs of a large segment of the sales automation market or custom applications where ease and cost of system implementation are mitigating factors.

     Pre-packaged products enable individuals and small groups to monitor contact information such as addresses and telephone numbers; calendar information such as appointments, meetings and phone calls; and, in some cases, provide limited task-specific sales functionality. However, the Company does not believe that these pre-packaged products are effective substitutes for enterprise-wide sales automation systems, because they are not designed to scale in size to address large mobile user groups, are inflexible and are generally configurable in limited ways. Moreover, the Company believes that such products do not fully address the customer's internal sales process because they do not work with the customer's existing information system infrastructure and lack comprehensive sales-specific functionality.

     Custom solutions are better suited to meet the individual requirements of different organizations and their respective sales methodologies. However, custom solutions are typically expensive to implement and require programming of source code by an MIS administrator or third party integrator for their installation or modification. The complexities introduced by source code modifications often result in long and expensive installations and may cause difficulty in integrating subsequent upgrades and improvements. In addition, because each custom product requires its own quality assurance testing, custom solutions do not achieve the efficiencies obtainable when quality assurance efforts are leveraged across many customers.

     As a result of the foregoing, the Company believes that a substantial market opportunity exists for a sales automation solution that provides "off the shelf" functionality that can be readily customized to match the unique needs of an organization and can be quickly and cost-effectively reconfigured as the organization grows and its needs evolve.

STRATEGY

     The Company's objective is to become the leading supplier of sales automation solutions to enable businesses to enhance the productivity and effectiveness of their sales personnel. The Company's strategy includes the following key elements:

  Leverage Proprietary Technology to Provide Easily Modified and Upgraded Solutions

     Borealis has developed a powerful set of software technologies that have been designed to enable the Company to bring to market sales automation solutions that work on multiple host and client platforms and provide competitive advantages over commercially available products. These technologies include: (i) a proprietary mobile database synchronization engine; (ii) a proprietary object-oriented graphical interface library; (iii) a proprietary high-speed multiple platform mobile computing database engine; and (iv) an extensive library of software tools designed to minimize product development time and ensure product quality.

     The Company believes that these proprietary technologies provide, among other things: (i) inherent scalability; (ii) an architecture that enables rapid deployment and continuous modification; (iii) automatic distribution of application updates; (iv) efficient and continuous collection and dissemination of critical data, (v) support for integration with existing legacy systems; (vi) support for existing and emerging communication and connectivity strategies, including wireless data communications such as paging and cellular, the Internet and the World Wide Web; and (vii) an architecture that permits intermittent connections to a central computing center by mobile users. The Company believes that its proprietary software technology should allow it to develop and introduce products that meet the needs of both MIS administrators and sales personnel within the sales automation marketplace.

  Establish and Leverage Third-Party Integrator and Distribution Channel

     As many of the Company's current and potential licensing arrangements will require customization or systems integration consulting, Borealis has devoted significant resources to develop relationships with third-party sales automation integrators to assist end-use customers with the implementation and customization of Arsenal. To develop these relationships, the Company has trained third-party integrators in the use of Arsenal, and intends to identify appropriate projects for specific integrators and to introduce one or more of such integrators to the customer early in the sales process. The Company believes that this strategy will enable its customers to achieve efficient implementation and customization of Arsenal, while enabling the Company to focus on the marketing and enhancement of Arsenal. In addition, the Company believes that, as third party integrators become increasingly familiar with Arsenal, such integrators could become a source of sales leads. The Company has signed agreements with several third party integrators to implement Arsenal and the Company is continuing to have discussions with other potential integrators.

ARSENAL

     Arsenal consists of three separate software components: the Arsenal Designer, which is the development tool that enables customization and modification of the application; the Arsenal Server, which coordinates the distribution of various changes to the application and data across multiple users; and the Arsenal Client, which is the software application that resides on the end-user's computer.

  Arsenal Designer

     Using the Arsenal Designer, an MIS administrator, without modifying the source code of the product, can: extensively modify the database or third party integrator structure by adding or removing tables, database fields and indexes; create new screens and forms with graphical and display editing controls; and, through the use of Visual Basic compatible scripting, alter business rules and functionality. In addition to these built-in customization capabilities, the Arsenal Designer allows MIS administrators or third party integrators to extend the product's functionality through the use of C++ plug-in extension modules. Using the application programming interface, developers are able to access native low-level operating system routines directly, making available the full range of capabilities of the operating system. Changes made with the Arsenal Designer are automatically distributed to mobile and LAN computer users throughout a customer's mobile enterprise through processes controlled by MIS administrators. The Company believes that the Arsenal Designer offers significant functionality not available in commercially available sales automation products.

  Arsenal Server

     The Arsenal Server manages central-site administration and synchronization, administers the implementation of enterprise-wide business rules and translates higher-level user requests into low-level commands executable by the Database Management System, the central data repository for the system. This approach creates a three-tier client/server architecture which the Company believes offers the following benefits over two-tier systems used by certain of the Company's competitors: reduced network traffic, increased ability to handle a large number of users, and improved system performance.

  Arsenal Client

     The Arsenal Client is designed to be installed on the computers of enterprise wide sales personnel. It contains Arsenal's graphical user interface and the individual data subsets that upload and download data to and from the Application Server when the Client is detached from the Server. Customization of individual Arsenal Client applications allows data to be displayed and processed in different ways by different users. Some of the pre-built modules that are included in an Arsenal Client application include calendaring, account and customer contact management, sales opportunity management, forecasting and others.

     A modular open architecture, industry-standard scripting language and a well-defined application programming interface give MIS administrators and third party integrators the ability to control and extend Arsenal's capabilities in ways that isolate these extensions from the Arsenal source code. Arsenal is designed to allow customers to easily upgrade to new versions of the Arsenal system in the future without requiring the replacement or re-entry of data.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are currently focused upon the enhancement and improvement of Arsenal. The Company's research and development expenses were $565,276 and $2,451,544 for the fiscal years ended December 31, 1995 and 1996, respectively, and $333,648 and $617,509 for the three months ended March 31, 1996 and 1997, respectively. Software products such as Arsenal often contain errors or "bugs" that can adversely affect the performance of the product or damage a user's data. There can be no assurance that despite testing by the Company and by current and potential customers errors will not be found in Arsenal, resulting in a loss of, or delay in, market acceptance and sales of the product, diversion of development resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

SALES AND MARKETING

     The Company endeavors to leverage and complement its direct sales efforts by recruiting and training a network of domestic and international third party integrators. Traditionally, third-party integrators have functioned as an implementation rather than a distribution channel of sales automation solutions. The Company believes that such integrators have been constrained in their ability to serve as a distribution channel due to product complexities, long implementation times and the high cost of licensing and supporting commercially available sales automation products. Arsenal is designed to be deployable and modifiable with considerably less effort and in a more timely and cost-effective manner than commercially available products. Reduced installation and customization time is expected to enable third-party integrators to implement an increased number of Arsenal systems without a corresponding increase in staffing and related expenses. As a result, the Company believes that its network of third-party integrators should not only provide a more broad-based implementation capacity than the Company could establish if implementing solutions itself, but which should also function as a highly leveraged incremental distribution channel which complements its direct sales force.

     Nonetheless, third-party integrators are required to undergo a substantial amount of training to be able to apply the Company's products to the varied needs of the Company's prospective customers. There can be no assurance that the Company will be able to attract and retain personnel necessary to train such integrators. In addition, there can be no assurance that the Company's training will be sufficient or that such integrators will be able to provide the level or quality of service required to meet the needs of the Company's customers. The Company will likely be dependent on third-party integrators to complete certain post-delivery obligations prior to the Company's recognition of revenue. Any failure of such integrators to complete such obligations could prevent the Company from recognizing revenue and the failure to so recognize revenue could have a material adverse affect on the Company's business, financial condition and results of operations. If the Company is unable to maintain effective, long-term relationships with these integrators, or if such integrators fail to meet the needs of the Company's prospective customers in a timely fashion, or at all, such failure would result in a loss of or delay in market acceptance or sales and could result in increased product support costs and an injury to the Company's reputation, which would have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS AND LICENSES

     The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company does not have any patents or patent applications pending, and existing copyright, trademark and trade secret laws afford only limited protection. The Company licenses its products in object code form only, although it has in the past, and in the future may have source code escrow arrangements when required by customers.

     Despite the Company's efforts to protect its proprietary rights, attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, there can be no assurance that others will not develop products that infringe the Company's proprietary rights, or that are similar or superior to those developed by the Company. Policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in any such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which would have a material adverse affect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Limited Intellectual Property Protection."

     In addition, the laws of certain foreign countries treat the protection of proprietary rights of the Company in its products differently from those in the United States, and in many cases the protection afforded by such foreign laws is weaker than in the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying or use, which could materially adversely affect the Company's business, operating results or financial condition.

     The Company believes that its past products did not and Arsenal does not infringe the proprietary rights of third parties. There can be no assurance, however, that infringement claims will not successfully be made. The Company may receive communications in the future from third parties asserting infringement upon intellectual property rights of such parties as a result of either features or content of its software products. Although the Company is not currently engaged in any intellectual property litigation or proceedings regarding any claim or a violation by the Company of the intellectual property rights of others, there can be no assurance that the Company will not become involved in such proceedings.

     The Company currently licenses certain technology from third parties pursuant to fully paid up, royalty free source code licenses. The Company has no material obligations with respect to such licenses. The Company expects that it may be required to license certain software from third parties. While the Company has not identified any technology for which it expects to obtain licenses for future product development, the inability to obtain any such future software licenses could result in delays in future product development or delays or reductions in shipment until equivalent software could be developed or identified, licensed and integrated, which could adversely affect the Company's business, financial condition and results of operations.

COMPETITION

     The sales automation software market is highly-competitive, highly-fragmented and characterized by rapid technological change, frequent new product introductions, short product life cycles and evolving industry standards, and is expected, in the future, to be characterized by significant price erosion over the life of a product. Within specific ranges of functionality, the Company experiences competition from many sources, including:
(i) companies that directly address the sales automation market, such as Aurum Software, Inc., Siebel Systems, Inc., Saratoga Systems, Inc., Saleskit Software and Brock Control Systems, Inc.; (ii) third party integrators, such as Andersen Consulting, LLP and KPMG Peat Marwick, that design, develop and implement custom sales automation solutions; (iii) the internal information technology departments of potential customers that develop proprietary sales automation applications; and (iv) companies such as Symantec Corporation, Goldmine Software Corporation and Modatech Systems Corporation, suppliers of Personal Information Managers ("PIMS") off-the-shelf software specific to personal computers designed to aid in such activities as time management, contact management and calendaring. In addition, the Company may experience competition from additional companies, to the extent such companies enter the sales automation market, such as "groupware" vendors, "help desk" vendors, LAN-based application development tools vendors, remote LAN-access communication vendors and communications and systems management software vendors. Among the Company's potential competitors are also a number of large hardware and software companies that may develop or acquire products that compete in the sales automation software market.

     The Company believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation.

     Current and potential competitors have established or may establish cooperative relationships with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing, name recognition and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition. See "Risk Factors -- Competition."

FACILITIES

     The Company's principal administrative, engineering, marketing and sales facilities total approximately 19,000 square feet, and are located in a single building in Carson City, Nevada under a lease that expires in 2002. In addition, the Company has approximately 3,700 square feet in Incline Village, Nevada under a lease that expires in July 1997. Management believes that its current facilities are adequate to meet its currently foreseeable needs, and that, if required, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

EMPLOYEES

     As of March 31, 1997, Borealis had 46 full-time employees. This number includes 17 persons in research and development, 4 in technical services, 16 in sales and marketing, and 9 in administration. The Company has experienced no work stoppages and believes its relationship with its employees is good.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings. However, the Company has received a letter alleging wrongdoing by the Company in connection with the hiring of certain of the Company's employees by a former employer of such employees, which allegation the Company believes is without merit. There can be no assurance that litigation will not develop. Litigation is inherently uncertain and any such litigation, regardless of its merit, could be expensive, disruptive of management time, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Effect of Any Future Legal Proceedings."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The current executive officers of the Company are as follows:


             NAME               AGE                        POSITION
------------------------------  ---     ----------------------------------------------
Jack Murphy...................  51      President and Chief Executive Officer
Curtis Faith..................  33      Chairman of the Board
Elizabeth Gasper..............  44      Executive Vice President and Chief Financial
                                        Officer
Ed Murphy.....................  43      Vice President of Marketing
Brian Breidenbach.............  35      Vice President of Engineering
Timothy Arnold................  31      Vice President of Application Strategies
Edward Esber..................  44      Director
Patrick Grady.................  29      Director
Joe Marengi...................  44      Director
Peter Pitsker.................  64      Director
Shekar Swamy..................  41      Director



     Jack Murphy joined the Company in July 1997 as President and Chief Executive Officer. In addition, the Company expects that Mr. Murphy will be appointed as a Director of the Company in the near future. Prior to joining the Company, Mr. Murphy served as President and Chief Executive Officer of Prometheus Products, Inc. from 1995 to 1996, as President of Practical Peripherals, Inc. from 1993 to 1994 and as Vice President of Operations of Apple U.S.A. from 1992 to 1993.


     Curtis Faith founded the Company in June 1988 and has served as Chairman of the Board since that time. Mr. Faith also served as the Company's President and Chief Executive Officer from June 1988 to January 1997. Mr. Faith attended Worcester Polytechnic Institute in Worcester, Massachusetts.

     Elizabeth Gasper joined the Company in November 1996 as Executive Vice President and Chief Financial Officer. From March 1993 until November 1996, Ms. Gasper served as Controller of Scopus Technology, a customer asset management software vendor. From May 1990 through August 1992, Ms. Gasper managed the Corporate Financial Planning and Treasury Operations groups at Sybase, Inc., a database vendor. Ms. Gasper graduated from the University of California at Irvine with a B.A. in Economics and graduated from the University of California at Los Angeles with an M.B.A. in Finance.

     Ed Murphy joined the Company in June 1996 as Vice President of Marketing. From April 1995 to June 1996, Mr. Murphy was Vice President of Marketing at Live Picture, Inc. and from May 1988 to April 1995, Mr. Murphy served as Worldwide Director of Marketing Communications at Borland International, Inc. Mr. Murphy graduated from the University of California at Davis with a B.S. in Geology.

     Brian Breidenbach joined the Company as Vice President of Engineering in December 1996. From March 1991 to November 1996, Mr. Breidenbach served as Director of Development at Quarterdeck Corporation, an Internet software vendor. Mr. Breidenbach attended the University of Southern California.

     Timothy Arnold joined the Company in September 1992 and has served as Vice President of Application Strategies since January 1997. Prior thereto, Mr. Arnold served as Vice President of Operations and Finance from January 1994 to October 1996, Director of Marketing, Finance and Operations from January 1993 to January 1994 and as a software engineer from September 1992 to January 1993. Prior to joining the Company, Mr. Arnold served as a Senior Information Systems Specialist for Sales at Bose Corporation. Mr. Arnold holds a B.A. in Economics from Harvard University.

     Edward Esber joined the Company as a Director in July 1996. Mr. Esber has served as Chief Executive Officer and President of SoloPoint, Inc. since October 1995 and as the principal of The Esber Group, a strategy consulting group, since April 1990. From July 1994 to October 1995 he was Chairman, Chief Executive Officer and President of Creative Insights. Prior thereto, he served as President and Chief

Operating Officer of Creative Labs from May 1993 to July 1994. Mr. Esber holds a bachelor's degree in computer engineering from Case Western Reserve University, a master's degree in electrical engineering from Syracuse University and an M.B.A. in general management from Harvard Business School. Mr. Esber also serves on the boards of directors of Quantum Corporation and SoloPoint, Inc. Pursuant to the Underwriting Agreement between the Company and H.J. Meyers & Co., Inc. dated June 21, 1996, the Company has agreed, until June 27, 1999, that H.J. Meyers & Co., Inc., shall have the right to designate two members to the Company's Board of Directors provided that such members are acceptable to the Company. Mr. Esber has been nominated to the Company's Board of Directors pursuant to this Agreement.

     Patrick Grady became a director of the Company in July 1996. Mr. Grady is currently Managing Director, Venture Capital of H.J. Meyers & Co., Inc. From June 1993 to March 1996. Mr. Grady served as Senior Vice President of Corporate Finance at H.J. Meyers & Co., Inc. From March 1990 to May 1993, he was Vice President of Corporate Finance at Josephthal, Lyon & Ross, Inc. Mr. Grady also serves as a director of Deltapoint, Inc. and SoloPoint, Inc. Pursuant to the Underwriting Agreement between the Company and H.J. Meyers & Co., Inc. dated June 21, 1996, the Company has agreed, until June 27, 1999, that H.J. Meyers & Co., Inc., shall have the right to designate two members to the Company's Board of Directors provided that such members are acceptable to the Company. Mr. Grady has been nominated to the Company's Board of Directors pursuant to this Agreement.


     Joe Marengi became a director of the Company in July 1997. Mr. Marengi is currently a Senior Vice President of Dell Computer Corporation. Mr. Marengi previously served as president of Novell, Inc. from August 1996 to July 1997. Prior to that, Mr. Marengi served as executive vice president, worldwide sales and as vice president of channel sales at Novell. Before joining Novell, Mr. Marengi was the director of channels for Excelan, Inc. and national sales manager for Kinetics, Inc. Mr. Marengi holds a bachelor's degree from the University of Massachusetts and a master's degree from the University of Southern California. Mr. Marengi also serves on the boards of directors of Corel Corporation, Network Peripherals, Inc. and Deltapoint, Inc.



     Peter Pitsker served as interim President and Chief Operating Officer from January 1997 through July 1997 and has served on the Board of Directors since August 1995. Mr. Pitsker was President of Wonderware Corporation from October 1989 through January 1991 and served as Chairman of the Board from January 1991 to January 1992. Since December 1993, Mr. Pitsker has served as President of TechnoManagement, Inc. Mr. Pitsker graduated from Stanford University with a B.S. in Chemical Engineering.


     Shekar Swamy joined the Company as a Director in May 1996. Mr. Swamy co-founded American Technology Corporation, an integrator of mobile sales automation and information solutions, in 1991, and has served as President of such company since such time. Prior thereto, Mr. Swamy was Vice President of Sales and Client Services at Dun & Bradstreet Corporation from April 1987 to June 1991.


     The Company currently is authorized to elect six directors. Each director holds office until the next annual meeting of stockholders or until his successor is duty elected and qualified. The officers serve at the discretion of the Board.


     Directors receive reimbursement of expenses incurred in attending Board meetings. Except as otherwise described in this Prospectus, and for the reimbursement of expenses, the Company has not paid cash or other compensation to its directors. See "-- 1996 Director Option Plan."

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company for the fiscal year ended December 31, 1996, as well as the total compensation paid for the Company's previous two fiscal years to the Company's Chairman and former President and Chief Executive Officer:

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                         -------------------       ALL OTHER
          NAME AND PRINCIPAL POSITION(1)        YEAR      SALARY      BONUS     COMPENSATION(2)
    ------------------------------------------  ----     --------    -------    ---------------
    Curtis Faith..............................  1996     $ 87,500         --        $ 3,263
      Chairman of the Board(3)                  1995     $ 53,333    $ 6,667        $ 2,869
                                                1994     $ 17,500    $   500        $ 2,918

---------------
(1) Other than salary described herein, the Company did not pay Mr. Faith any compensation, including incidental personal benefits, in excess of 10% of such individual's salary. No executive officer of the Company had a total annual salary and bonus which exceeded $100,000 during fiscal 1996.

(2) Represents premiums paid for health and life insurance on behalf of Mr.
    Faith.

(3) Mr. Faith resigned as President and Chief Executive Officer of the Company in January 1997.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation contains provisions that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunction relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Risk
Factors -- Limitations on Liability and Indemnification Matters."

     At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                                  STOCK PLANS

1994 STOCK OPTION PLAN

     The Company's 1994 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and stockholders on July 2, 1994. An aggregate of 185,786 shares of Common Stock have been reserved for issuance under the Option Plan. Following approval of the Company's 1996 Stock Plan, discussed below, the Company ceased granting options under the Option Plan. The Option Plan provides for the grant to employees of the Company of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to employees and consultants of the Company. The Option Plan may be administered by the Board or a committee approved by the Board in a manner that complies with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Currently, the Option Plan is administered by the Board, which determines the terms of options and rights granted, including the exercise price, number of shares subject to the option or right and the exercisability thereof.

     Options granted under the Option Plan are not transferable other than by will or the laws of descent or distribution, and such options are exercisable during the lifetime of the recipient only by such person. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the shares of Common Stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five (5) years. The term of all other options granted under the Option Plan may not exceed ten (10) years.

1996 DIRECTOR OPTION PLAN

     The 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in May 1996. Non-employee directors are entitled to participate in the Director Plan. The Director Plan has a term of ten years, unless terminated sooner by the Board. A total of 115,000 shares of Common Stock have been reserved for issuance under the Director Plan.

     The Director Plan provides for the automatic grant of 20,000 shares of Common Stock to each non-employee director on the date on which the person first becomes a non-employee director (the "First Option"), unless immediately prior to becoming a non-employee director, such person was a director of the Company. After the First Option is granted to the non-employee director, he or she shall automatically be granted an option to purchase 6,667 additional shares (a "Subsequent Option") each year on the day immediately following the annual stockholders' meeting of the Company, if on such date he or she shall have served on the Board for at least three years. Each First Option and each Subsequent Option will have a term of 10 years. The exercise prices of the First Option and each Subsequent Option shall be the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq SmallCap Market.

     In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted by the successor corporation. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within twelve months after such director's termination by death or disability, but in no event later than the expiration of the option's ten year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

     The administration and other terms of the Director Plan are structured so that options granted to the nonemployee directors who administer the Company's stock plans shall qualify as transactions exempt from Section 16(b) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), pursuant to Rule 16b-3 promulgated thereunder.

1996 STOCK PLAN

     The 1996 Stock Plan (the "1996 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in May 1996. The Company's 1996 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). A total of 649,304 shares of Common Stock have been reserved for issuance pursuant to the 1996 Plan. Unless terminated sooner, the 1996 Plan will terminate automatically on its tenth anniversary. The Board has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1996 Plan.

     The 1996 Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee is required to be constituted to comply with Section 16(b) of the Exchange Act and applicable laws. The Committee has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR and the exercisability thereof, and the form of consideration payable upon exercise. Options and SPRs granted under the 1996 Plan will not generally be transferable by the optionee, and each option and SPR will be exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan must be exercised within three months of the end of optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Plan is determined by the Committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years.

     The 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Committee shall provide for the optionee to have the right to exercise the option or SPR as to all or a portion of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Committee makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Committee shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

1997 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in April 1997 and the stockholders in May 1997. The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, twelve month offering periods. Each offering period includes two six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year. A total of 200,000 shares have been reserved for issuance under the 1997 Purchase Plan.

     Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who: (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company; or
(ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under the 1997 Purchase Plan.

     The 1997 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings, including commissions, incentive bonuses and performance bonuses. Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the purchase period. The maximum number of shares a participant may purchase during a single offering period is determined by dividing $25,000 by the fair market value of a share of the Company's Common Stock on the first day of the offering period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

     Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan.

     The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new purchase date will be set so that shares of Common Stock are purchased with the participant's accumulated payroll deductions prior to the effective date of such transaction.

     The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1997 Purchase Plan. Unless sooner terminated by the Board of Directors, the 1997 Purchase Plan will terminate on April 9, 2007.

                              CERTAIN TRANSACTIONS

     On December 31, 1995 and April 17, 1996, the Company borrowed $49,472 and $100,000, respectively, from Curtis Faith, the Company's Chairman of the Board, pursuant to demand promissory notes which bore interest at 6% per year. In addition, on each of April 25, 1996 and May 14, 1996, the Company borrowed $100,000 from Mr. Faith, pursuant to 8.5% promissory notes. These notes were repaid by the Company in July 1996. From September 1992 to February 1995, the Company made royalty payments of $5,000 per month to Efficient Field Service Corporation, a company 50% owned by Mr. Faith and 50% owned by Mr. Faith's father.

     On November 3, 1995, Peter Pitsker, the Company's interim President and Chief Operating Officer and a director of the Company, invested $83,000 in a 6% Convertible Promissory Note financing of the Company. In addition, Mr. Pitsker loaned $100,000 to the Company on May 6, 1996 pursuant to an 8.5% promissory note. This note was repaid by the Company in July 1996. On June 11, 1996, the Company also granted to Mr. Pitsker a warrant to purchase up to 2,000 shares of Common Stock. The warrant is exercisable until July 2001 at a per share exercise price of $5.00. In addition, in May 1997, in connection with Mr. Pitsker's service as the Company's Interim President and Chief Operating Officer, the Company granted TechnoManagement, Inc., a company owned by Mr. Pitsker, an option to purchase up to 15,600 shares of Common Stock at a price of $4.25 per share. 10,400 shares of Common Stock represented by this option vested immediately, with the remainder vesting at a rate of 2,600 shares per month each month during which Mr. Pitsker serves as the Company's Interim President and Chief Operating Officer. Moreover, the Company has agreed to pay TechnoManagement, Inc. $7,000 per month during which Mr. Pitsker serves in such capacity. See "Notes to Condensed Financial Statements."

     On May 23, 1996 and June 5, 1996, Jerry Brooks, Vice President of Strategic Accounts of the Company, loaned $160,000 and $190,000, respectively, to the Company pursuant to 8.5% promissory notes that were due 15 months from the date of issue. These notes were repaid in July 1996. In addition, on June 11, 1996, the Company granted Mr. Brooks a warrant to purchase up to 7,000 shares of Common Stock. The warrant is exercisable until June 2001 at a per share exercise price of $5.00.

     Curtis Faith, the Company's Chairman of the Board, and Peter Pitsker, interim President and Chief Operating Officer, are eligible to receive rights to purchase shares of Common Stock pursuant to the Company's Contingent Rights Plan. In the event that the Company achieves total revenues for the year ended December 31, 1997 in excess of $12,000,000 and a net loss of $2,500,000 or less for that year, Messrs. Faith and Pitsker would receive rights to purchase 123,687 and 5,877 shares of Common Stock, respectively. In the event that the Company achieves total revenues for the year ended December 31, 1998 in excess of $18,000,000 and pre-tax profits of at least $2,730,000 for that year, Messrs. Faith and Pitsker would receive rights to purchase 229,705 and 10,915 shares of Common Stock, respectively. See "Contingent Stock Issuance."

     The Company and American Technology Corporation ("American") entered into a Solution Provider Agreement dated October 4, 1996 pursuant to which American will assist in the integration of the Company's Arsenal product following its release. Mr. Swamy, a director of the Company, is President of American. The Company believes that its negotiations with American have been held on an arm-length basis. The Company's Solution Provider Agreements with its third-party integrators grant a non-exclusive, non-transferable license to implement Arsenal. Such agreements, including the agreement with American, provide for standard pricing licensing terms, payment terms and support, among other things.

     The Company is negotiating a Settlement Agreement and Mutual Release with its former Chief Operating Officer, Richard Mellor, pursuant to which it is expected that the Company will agree to pay Mr. Mellor $8,334 per month, less applicable withholding through July 31, 1997, and to continue to provide Mr. Mellor with medical insurance benefits through such time. The Company expensed the entire amount of these costs, which amounted to approximately $85,000, in the first quarter of 1997. In addition, in connection with such Agreement, the Company expects to loan Mr. Mellor $75,000 pursuant to a Note for the purpose of exercising options which were previously granted to him. It is expected that pursuant to a Security Agreement to be entered into between the Company and Mr. Mellor that Mr. Mellor's obligations pursuant to such Note will be secured by certain shares of Common Stock of the Company held by Mr. Mellor. The Company expects to agree that it shall have no recourse against Mr. Mellor in connection with the Note, and shall only proceed against the collateral securing the Note in the event of default.

     The Company's initial public offering was underwritten and this Offering is being underwritten by H.J. Meyers & Co., Inc., a firm that also serves as a market maker with regard to the Company's Common Stock. Patrick Grady, a director of the Company serves as the Managing Director, Venture Capital of H.J. Meyers & Co., Inc. In addition to an underwriting discount of $1,145,525, in connection with the Company's initial public offering, the Company paid H.J. Meyers & Co., Inc. a non-accountable expense allowance of $343,657.50 and $10,000 related to the publishing of a "tombstone" notice. In addition, in connection with the Company's initial public offering, the Company issued to H.J. Meyers & Co., Inc., a warrant to purchase up to 200,000 shares of the Company's Common Stock at a price of $7.75 per share at any time during the four-year period commencing on June 21, 1997. See "Underwriting."

     The Company believes that the above-referenced transactions were made on terms no less favorable to the Company than those available from unaffiliated parties. All future transactions by the Company with officers, directors, 5% stockholders and their affiliates will be entered into only if the Company believes that such transactions are reasonably expected to benefit the Company and the terms of such transactions are no less favorable to the Company than could be obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 17, 1997 information relating to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, by each director and nominee for director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.


                                                                                   PERCENTAGE OF SHARES
                                                                                    BENEFICIALLY OWNED
                                                                                   ---------------------
                                                              NO. OF SHARES         BEFORE       AFTER
                           NAME                             BENEFICIALLY OWNED     OFFERING     OFFERING
----------------------------------------------------------  ------------------     --------     --------
Curtis Faith(1)...........................................        447,020            13.7%          9.2%
  2246 Willowbend
  Genoa, Nevada 89411
Edward Esber(2)...........................................         46,000             1.4%         *
  13430 Country Way
  Los Altos Hills, CA 94022
Patrick Grady(3)..........................................          5,000            *             *
  2812 Laguna
  San Francisco, CA 94123
Joe Marengi(4)............................................             --            *             *
  Dell Computer Corporation
  1 Dell Way
  Round Rock, TX 78682
Peter Pitsker(5)..........................................        143,893             4.4%          3.0%
  925 Vista Lago Way
  Boulder City, NV 89005
Shekar Swamy(6)...........................................         10,416            *             *
  29 Cedar Meadow Lane
  Media, PA 19063
All directors and officers as a group (10 people)(7)......        734,535            22.5%         15.1%


---------------
  * Less than one percent (1%).

(1) Mr. Faith has agreed, for a period of three years, to vote all of his shares for the election of two nominees to the Board of Directors identified by H.J. Meyers & Co., Inc.

(2) Includes 20,000 shares held by the Esber Family Trust and 5,000 shares issuable upon exercise of stock options within 60 days of May 31, 1997.

(3) Represents 5,000 shares issuable upon exercise of stock options within 60 days of May 31, 1997. Mr. Grady currently serves as Managing Director, Venture Capital, of H.J. Meyers & Co., Inc. He disclaims any beneficial ownership of any shares beneficially owned by H.J. Meyers & Co., Inc.


(4) Mr. Marengi was granted an option to purchase 40,000 shares of Common Stock in July 1997.



(5) Includes 120,290 shares held by the Pitsker Revocable Living Trust dated 9-11-85, 8,003 shares issuable upon exercise of stock options and warrants within 60 days of May 31, 1997, and 15,600 shares issuable upon exercise of stock options within 60 days of May 31, 1997 held by TechnoManagement, Inc., a Company owned by Mr. Pitsker.



(6) Includes 5,416 shares issuable upon exercise of stock options within 60 days of May 31, 1997.



(7) Includes 76,275 shares issuable upon exercise of stock options within 60 days of May 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of the sale of the shares of Common Stock offered hereby, the authorized capital stock of the Company will consist of 10,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

     As of March 31, 1996, there were approximately 3,184,506 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The issuance of any Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Common Stock. At present, the Company has no plans to issue any shares of Preferred Stock.

WARRANTS

     In connection with the Company's initial public offering, the Company issued to H.J. Meyers & Co., Inc., the underwriter of such offering, a warrant to purchase for investment a maximum of 200,000 shares of Common Stock. This warrant becomes exercisable for a four-year period commencing June 21, 1997. The exercise price of this warrant is $7.75 per share. The warrant will not be transferable prior to its exercise date except to H.J. Meyers & Co., Inc. The warrant contains anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The warrant does not entitle H.J. Meyers & Co., Inc. to any rights as a stockholder of the Company until such warrant is exercised and shares are purchased thereunder. The warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission a registration statement, the Underwriter shall have the right during the four-year period commencing on June 21, 1996 to include in such registration statement the warrant and the shares of Common Stock issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the warrant which is made during the exercise period of the warrant, the Company will, on two separate occasions, register the warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the warrant.

     In connection with this Offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 160,000 shares of Common Stock. The Underwriter's Warrant and the underlying shares are being registered by means of the Registation Statement of which this Prospectus forms a part. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the effective date of the Registration Statement relating to the shares of Common Stock offered hereby. The exercise price of such warrant is expected to be $5.78 per share (assuming an Offering price of $4.125 per share). The Underwriter's Warrant will be restricted from sale, assignment or hypothecation prior to its exercise date except to officers of the Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrant will contain anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The Underwriter's Warrant will not entitle the Underwriter to any rights as a stockholder of the Company until such warrant is exercised and shares are purchased thereunder. The Underwriter's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission a registration statement, the Underwriter shall have the right during the four-year period commencing on the date of this Prospectus to include in such registration statement the Underwriter's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of such warrant, the Company will, on two separate occasions, register such warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Underwriter's Warrant. See "Underwriting."


     In addition, the Company has issued to Peter Pitsker, the Company's Interim President and Chief Operating Officer and a Director of the Company; Jerry Brooks, an officer of the Company, and Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), the Company's corporate counsel, warrants to purchase a maximum of 2,000, 7,000 and 3,000 shares of Common Stock, respectively. The warrant issued to WSGR is exercisable at any time prior to the fourth anniversary of its execution and the warrants issued to Messrs. Pitsker and Brooks are exercisable at any time prior to the fifth anniversary of their execution. The exercise price of each warrant is $5.00 per share. The Company also issued in July 1997, to Oxbow LLC, a Wyoming limited liability company ("Oxbow"), a warrant to purchase up to 50,000 shares of Common Stock at any time prior to the fifth anniversary of the execution of such warrant. The exercise price of the Oxbow warrant is equal to the last sales price of the Company's Common Stock as quoted by Nasdaq for the date of execution of the Oxbow warrant. These warrants contain anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. These warrants do not entitle the holders thereof to any rights as stockholders of the Company until they are exercised and shares are purchased thereunder. These warrants and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. See "Certain Transactions" and "Legal Matters."


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur could materially adversely affect the market price of the Common Stock and the ability of the Company to raise capital in the future.

     Upon completion of this Offering, the Company will have outstanding approximately 4,784,506 shares of Common Stock, assuming no exercise of the Underwriter's over-allotment option, the Underwriter's Warrant and no exercise of outstanding options or warrants. The 1,600,000 shares of Common Stock that are sold by the Company to the public in this Offering and an additional 2,291,050 shares will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

     The remaining 893,456 shares of Common Stock outstanding upon completion of this Offering are subject to lock-up agreements, providing that the holders of such shares will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase stock of the Company prior to June 1998 without the prior written consent of the Underwriter.

     The Company has agreed not to offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock prior to the date that is 12 months from the date of this Prospectus without the prior written consent of the Underwriter, subject to certain exceptions. See "Underwriting."


     The Company has filed a registration statement on Form S-8 under the Securities Act covering 477,973 shares of Common Stock reserved for issuance under its 1994 Stock Plan, 1996 Stock Plan and 1996 Director Option Plan. In addition, the Company intends to file a registration statement on Form S-8 to register the sale of approximately 672,117 additional shares of Common Stock issuable pursuant to the Company's 1996 Stock Plan, 1996 Director Option Plan and 1997 Employee Stock Purchase Plan. Accordingly, shares registered under such registration statements will, subject to volume limitations applicable to affiliates of the Company, be available for sale in the open market, subject to vesting restrictions and the lock-up agreements described above. In addition, the Company's Board of Directors has authorized the issuance of up to 1,000,000 shares of the Company's Common Stock upon the Company achieving certain milestones, and has issued warrants to purchase 262,000 shares of Common Stock (422,000 upon the closing of this Offering).

                                  UNDERWRITING

     The Underwriter has agreed subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriter to purchase from the Company 1,600,000 shares of Common Stock. The underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriter at the time of delivery to the Underwriter of the shares so purchased.

                                                                            NUMBER OF
                                                                             SHARES
                                                                              TO BE
                               NAME OF UNDERWRITER                          PURCHASED
        ------------------------------------------------------------------  ---------
        H.J. Meyers & Co., Inc. ..........................................  1,600,000

     The Underwriter has advised the Company that it proposes to offer the
shares to the public at an offering price of $     per share and that the
Underwriter may allow certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") a concession of not in excess
of $          per share. After the Offering, the public offering price and concession may be changed.

     The Company has granted to the Underwriter an option, exercisable during the 30 business-day period from the date of this Prospectus, to purchase up to a maximum of 240,000 additional shares on the same terms set forth above. The Underwriter may exercise such right only to satisfy over-allotments in the sale of the shares.

     The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to 3% of the total proceeds of the Offering, or $198,000 ($227,700 if the Underwriter exercises the over-allotment option in full). In addition to the Underwriter's commissions and the Underwriter's non-accountable expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock, under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this Offering, estimated to total approximately $575,000.

     At the closing of this Offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 160,000 shares of Common Stock. The Underwriter's Warrant and the underlying shares are being registered by means of the Registration Statement of which this Prospectus forms a part. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Underwriter's Warrant will be $5.78 per share (assuming an Offering price per share of $4.125). The Underwriter's Warrant will be restricted from sale, assignment or hypothecation prior to its exercise date except to officers of the Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrant will contain anti-dilution provisions providing adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter's Warrant does not entitle the Underwriter to any rights as a stockholder of the Company until such Warrant is exercised and the shares of Common Stock are purchased thereunder. The Underwriter's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Underwriter shall have the right during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will on two separate occasions, register the Underwriter's Warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Underwriter's Warrant.

     For the period during which the Underwriter's Warrant is exercisable, the holder or holders thereof will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other stockholders of the Company. The holder or holders of the

Underwriter's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Underwriter's Warrant. Such facts may materially adversely affect the terms on which the Company can obtain additional financing. To the extent that the Underwriter realizes any gain from the resale of the Underwriter's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

     The Company has agreed to enter into a consulting agreement with the Underwriter under the terms of which the Underwriter has agreed to perform consulting services related to corporate finance and will be paid a non-refundable fee of $6,000 per month for 12 months. The Company has agreed to pay the Underwriter the entire one year fee upon the closing of this Offering.

     The Company has agreed that, for a period of 12 months from the date of this Prospectus, it will not sell any securities, with the exception of the shares of Common Stock issued upon exercise of options granted under the Company's Stock Plans, without the Underwriter's prior written consent, which consent shall not be unreasonably withheld. In addition, for a period of 24 months from the date of this Prospectus, the Company has agreed not to issue any shares of Preferred Stock or sell or issue any securities pursuant to Regulation S under the Securities Act without the Underwriter's prior written consent.

     Directors and officers of the Company are expected to be subject to lock-up agreements under which they will agree not to sell or dispose of any shares of Common Stock issued to them directly by the Company, for a period of 13 months after the date of this Prospectus, without prior written consent of the Underwriter.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

     The Company's initial public offering was underwritten by the Underwriter, and the Underwriter also serves as a market maker with regard to the Company's Common Stock. Patrick Grady, a director of the Company, serves as the Managing Director, Venture Capital of the Underwriter. In addition to an underwriting discount of $1,145,525, in connection with the Company's initial public offering, the Company paid the Underwriter a non-accountable expense allowance of $343,658 and $10,000 related to the publishing of a "tombstone" notice. In addition, in connection with the Company's initial public offering, the Company issued to the Underwriter a warrant to purchase up to 200,000 shares of the Company's Common Stock at a price of $7.75 per share at any time during the four-year period commencing on June 21, 1997.

     In connection with its initial public offering, the Company agreed that until June 1999, the Underwriter shall have the right to designate two members to the Company's Board of Directors, provided that the designees are acceptable to the Company. Edward Esber and Patrick Grady are the current designees of the Underwriter pursuant to this agreement. In connection with this Offering, the Company has agreed with the Underwriter that Messrs. Esber and Grady, or any successors designated by them, will continue to serve on the Company's Board of Directors, subject to stockholder approval, until the date that is 36 months from the closing of this Offering.

     The Underwriter has advised the Company that the Underwriter does not intend to confirm sales to any account over which they exercise discretionary authority.

     The Chicago office of the Securities and Exchange Commission is conducting a private, nonpublic investigation of H.J. Meyers & Co., Inc., the Underwriter and the principal market maker in the Company's Common Stock, pursuant to a Formal Order of Investigation issued by the Commission. The Staff is investigating whether the Underwriter may have violated Section 17(a) of the Securities Act of 1933 and Sections 10(b), 15(c) and 17(a) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, with respect to sales of certain securities including those of the Company. The Company has received a subpoena for the production of documents pursuant to this investigation. Specifically, the subpoena requests that the Company provide documents relating to the following: loans received by the Company, sales of the Company's securities by employees, officers and directors of the Company, information relating to the Underwriter, information relating to any other underwriter whether or not retained by the Company, communications with the Company's stockholders, sales materials pertaining to the Company's stock, documents filed with the Commission or any other regulatory agency, self-regulatory organization or securities exchange, sales or shipments of Arsenal, minutes to Board of Director and stockholder meetings, audits conducted for the Company, documents pertaining to any due diligence conducted as part of a stock issuance and a list of employees, officers and directors of the Company.

     The Company is currently unable to assess the potential impact of the outcome of the Staff's investigation on the Offering or trading in the Company's securities. Any limitation on the ability of the Underwriter to make a market in the Company's Common Stock as a result of this investigation, or for any other reason, could adversely impact the liquidity or trading price of the Company's Common Stock, which could have a material adverse impact on the market price of the Company's Common Stock. In addition, any adverse impact on the Company as a result of this investigation, or for any other reason, could have a material adverse effect on the market value and liquidity of the Company's Common Stock.

     The Underwriter has informed the Company that it believes that it has materially complied with the above-mentioned securities laws, and rules and regulations thereunder, and that it has, and will continue to cooperate fully with the Staff with respect to such investigation.

     On July 16, 1996, the National Association of Securities Dealers, Inc. (the "NASD") issued a notice of Acceptance, Waiver and Consent (the "AWC") whereby the Underwriter was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Underwriter; the activities in question occurred during periods between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have a material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur.

     In connection with the Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriter may overallot the Offering, creating a syndicate short position. In addition, the Underwriter may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

     The Underwriter has advised the Company that the Underwriter does not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California ("WSGR"). In May 1996, the Company issued a warrant to WSGR (the "WSGR Warrant") to purchase a maximum of 3,000 shares of Common Stock. The WSGR Warrant is exercisable for a four-year period commencing from the date of its issuance. The exercise price of the WSGR Warrant is $5.00 per share. The WSGR Warrant contains anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The WSGR Warrant does not entitle WSGR to any rights as a stockholder of the Company until such Warrant is exercised and shares are purchased thereunder. The WSGR Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. See "Description of Capital Stock --Warrants."

     Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.

                                    EXPERTS

     The financial statements of the Company at December 31, 1996 and for each of the two years in the period ended December 31, 1996, appearing in the Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph which raises substantial doubt about the Company's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's Common Stock is quoted for trading on the Nasdaq SmallCap Market and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Securities and Exchange Commission pursuant to the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. For further information with respect to the Company and the shares of Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits thereto, as well as the Company's Exchange Act filings, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http:/www.sec.gov.

                        BOREALIS TECHNOLOGY CORPORATION
                            ------------------------

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Financial Statements
Report of Ernst & Young LLP, Independent Auditors.....................................    F-2
Balance Sheets as of December 31, 1995 and 1996.......................................    F-3
Statements of Operations for the years ended December 31, 1995 and 1996...............    F-4
Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995 and
  1996................................................................................    F-5
Statements of Cash Flows for the years ended December 31, 1995 and 1996...............    F-6
Notes to Financial Statements.........................................................    F-7
Condensed Balance Sheets as of December 31, 1996 and March 31, 1997 (unaudited).......   F-15
Condensed Statements of Operations (unaudited) for the three months ended March 31,
  1996 and 1997.......................................................................   F-16
Condensed Statements of Cash Flows (unaudited) for the three months ended March 31,
  1996 and 1997.......................................................................   F-17
Notes to Condensed Financial Statements (unaudited)...................................   F-18

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Borealis Technology Corporation

     We have audited the accompanying balance sheets of Borealis Technology Corporation (the "Company") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Borealis Technology Corporation at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming Borealis Technology Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring operating losses and uncertainty with regard to future revenues from its new product raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ Ernst & Young LLP

Reno, Nevada
January 20, 1997

                        BOREALIS TECHNOLOGY CORPORATION

                                 BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                       1995           1996
                                                                     ---------     -----------
                                            ASSETS
Current assets:
  Cash and cash equivalents........................................  $ 158,840     $ 3,921,506
  Accounts receivable..............................................     36,188           2,000
  Other current assets.............................................      7,080         136,073
                                                                     ---------     -----------
          Total current assets.....................................    202,108       4,059,579
Property and equipment, net........................................    128,989         856,653
Long-term investment...............................................         --         650,000
Other assets.......................................................         --          40,850
                                                                     ---------     -----------
          Total assets.............................................  $ 331,097     $ 5,607,082
                                                                     =========     ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................................  $  82,310     $   258,377
  Accrued employee compensation and benefits.......................     75,218         298,492
  Other accrued liabilities........................................     43,206          60,375
  Deferred revenue.................................................    129,028          81,550
  Note payable to stockholder......................................    221,311              --
  Current portion of capital lease obligations.....................     25,944         178,814
                                                                     ---------     -----------
          Total current liabilities................................    577,017         877,608
Capital lease obligations..........................................     29,628          88,800
Convertible promissory notes.......................................    324,000              --
Long-term promissory note..........................................         --         650,000
                                                                     ---------     -----------
          Total liabilities........................................    930,645       1,616,408
                                                                     ---------     -----------
Commitments and contingency (Notes 1 and 10)
Stockholders' equity (deficit):
  Preferred stock, $.001 par value:
     Authorized shares: 5,000,000..................................         --              --
     Issued and outstanding -- none
  Common stock, $.001 par value:
     Authorized shares: 10,000,000
     Issued and outstanding shares -- 651,658 at 12/31/95 and
      3,184,506 at 12/31/96........................................        652           3,185
Additional paid-in capital.........................................    162,471      10,777,241
Accumulated deficit................................................   (762,671)     (6,789,752)
                                                                     ---------     -----------
          Total stockholders' equity (deficit).....................   (599,548)      3,990,674
                                                                     ---------     -----------
          Total liabilities and stockholders' equity (deficit).....  $ 331,097     $ 5,607,082
                                                                     =========     ===========

   The accompanying notes are an integral part of these financial statements.

                        BOREALIS TECHNOLOGY CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                                     --------------------------
                                                                        1995           1996
                                                                     ----------     -----------
Revenues:
  Licenses.........................................................  $  397,207     $    35,170
  Service and maintenance..........................................     338,945         141,771
                                                                      ---------     -----------
          Total revenues...........................................     736,152         176,941
Cost of revenues:
  Licenses.........................................................      69,538           2,310
  Service and maintenance..........................................     144,787          63,830
                                                                      ---------     -----------
          Total cost of revenues...................................     214,325          66,140
                                                                      ---------     -----------
Gross margin.......................................................     521,827         110,801
Operating expenses:
  Sales and marketing..............................................     187,525       2,743,778
  Research and development.........................................     565,276       2,451,544
  General and administrative.......................................     332,671         988,092
                                                                      ---------     -----------
          Total operating expenses.................................   1,085,472       6,183,414
                                                                      ---------     -----------
          Loss from operations.....................................    (563,645)     (6,072,613)
Interest expense...................................................     (29,147)       (134,107)
Interest income....................................................          --         179,639
                                                                      ---------     -----------
          Net loss.................................................  $ (592,792)    $(6,027,081)
                                                                      =========     ===========
Net loss per share.................................................  $    (0.64)    $     (3.11)
                                                                      =========     ===========
Shares used in computing net loss per share........................     931,758       1,935,984
                                                                      =========     ===========

   The accompanying notes are an integral part of these financial statements.

                        BOREALIS TECHNOLOGY CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                           COMMON STOCK      ADDITIONAL                       TOTAL
                                        ------------------     PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                         SHARES     AMOUNT     CAPITAL       DEFICIT     EQUITY(DEFICIT)
                                        ---------   ------   -----------   -----------   ---------------
Balances at December 31, 1994.........    597,569   $  598   $    39,925   $  (169,879)    $  (129,356)
  Issuance of common shares for
     compensation.....................      1,682        2         2,598            --           2,600
  Sale of common shares...............     52,407       52       119,948            --         120,000
  Net loss............................         --       --            --      (592,792)       (592,792)
                                        ---------   ------   -----------   -----------      ----------
Balances at December 31, 1995.........    651,658      652       162,471      (762,671)       (599,548)
  Issuance of common stock in public
     offering, net of issuance costs
     of $1,865,678....................  2,291,050    2,291     9,587,281            --       9,589,572
  onversion of promissory notes.......    241,798      242     1,027,489            --       1,027,731
  Net loss............................         --       --            --    (6,027,081)     (6,027,081)
                                        ---------   ------   -----------   -----------      ----------
Balances at December 31, 1996.........  3,184,506   $3,185   $10,777,241   $(6,789,752)    $ 3,990,674
                                        =========   ======   ===========   ===========      ==========

   The accompanying notes are an integral part of these financial statements.

                        BOREALIS TECHNOLOGY CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                                     -------------------------
                                                                       1995           1996
                                                                     ---------     -----------
OPERATING ACTIVITIES
Net loss...........................................................  $(592,792)    $(6,027,081)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization....................................     76,065         157,387
  Common stock issued for compensation.............................      2,600              --
  Changes in operating assets and liabilities:
     Accounts receivable...........................................     40,847          34,188
     Other assets..................................................     (2,913)       (169,843)
     Accounts payable..............................................     67,271         176,067
     Accrued employee compensation and benefits....................     30,305         223,274
     Other accrued liabilities.....................................     15,918          45,330
     Deferred revenue..............................................     90,803         (47,478)
                                                                     ---------     -----------
Net cash used in operating activities..............................   (271,896)     (5,608,156)
INVESTING ACTIVITIES
Purchase of investment.............................................         --        (650,000)
Purchases of property and equipment................................    (98,087)       (515,707)
Proceeds from disposal of property and equipment...................         --           6,602
                                                                     ---------     -----------
Net cash used in investing activities..............................    (98,087)     (1,159,105)
FINANCING ACTIVITIES
Proceeds from issuance of common stock, net........................    120,000       9,589,572
Proceeds from issuance of convertible promissory notes.............    324,000         675,570
Proceeds from issuance of long-term promissory note................         --         650,000
Proceeds from issuance of notes payable to stockholder and related
  parties..........................................................    154,472         750,000
Payment on notes payable to stockholder and related parties........   (105,000)       (971,311)
Payments under capital lease obligations...........................    (12,085)       (163,904)
                                                                     ---------     -----------
Net cash provided by financing activities..........................    481,387      10,529,927
                                                                     ---------     -----------
Net increase in cash and cash equivalents..........................    111,404       3,762,666
Cash and cash equivalents at beginning of year.....................     47,436         158,840
                                                                     ---------     -----------
Cash and cash equivalents at end of year...........................  $ 158,840     $ 3,921,506
                                                                     =========     ===========
Cash paid during the year for:
  Interest.........................................................  $   6,078     $   173,087
  Income taxes.....................................................         --              --

   The accompanying notes are an integral part of these financial statements.

                        BOREALIS TECHNOLOGY CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

     Borealis Technology Corporation (the "Company") was originally incorporated in Nevada in 1988. (See Note 5.) The Company develops, markets and supports mobile and client/server software for the sales force automation market.

BASIS OF PRESENTATION

     The financial statements have been prepared on a going concern basis. The Company has incurred significant losses in 1995 and 1996 and at December 31, 1996 has an accumulated deficit of $6,789,752. In addition, the Company generated substantially all of its historical revenue from sales of products it no longer sells and will commercially introduce its new product no earlier than the second quarter of 1997. In the absence of receiving additional funding, the Company anticipates that its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements only through the end of June 1997 at its anticipated level of operations. The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations, the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates filing a registration statement to raise approximately $5.4 million in the second or third quarter of 1997. The Company believes that proceeds from that offering together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 12 months at its anticipated level of operations, which includes increases in expenses, particularly sales and marketing expenses, and costs of revenues. However, the Company may seek additional funding during the next 12 months and will likely seek additional funding after such time. There can be no assurance that any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations or seek an acquisition partner. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its future product enhancement and product development efforts due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company generally recognizes license revenues upon execution of a licensing agreement provided there are no significant post delivery obligations and collection is deemed probable. Royalty revenues are recognized based on the reporting of usage of certain of the Company's products by third party manufacturers or end users. Service revenues from training and consulting are recognized as services are performed while service revenues from customer maintenance contracts are recognized ratably over the term of the support period, which is one to three years. At December 31, 1995 and 1996, the Company's deferred revenue related to maintenance contracts for products sold during 1994 and 1995.

RESEARCH AND DEVELOPMENT

     Research and development expenditures are generally charged to operations as incurred.

     Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"), requires that software development costs be capitalized once the technological feasibility of the software product has been established. To date, such

                        BOREALIS TECHNOLOGY CORPORATION
amounts have been insignificant and have been charged to research and development expenses in the period incurred.

ADVERTISING

     Advertising costs are charged in the period the costs are incurred. Advertising expense totaled $9,394 and $389,517, for the years ended December 31, 1995 and 1996, respectively.

INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to record deferred income taxes for temporary differences that are reported in different years for financial reporting and for income tax purposes, and classifies tax liabilities and assets into current and non-current amounts based on the classification of the related assets and liabilities.

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed in Note 7, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("Statement 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

COMPUTATION OF NET LOSS PER SHARE

     Except as noted below, net loss per common share is computed using the weighted average number of common shares outstanding during each period and common equivalent shares from common stock options and warrants are excluded from the computation because their effect is antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the initial public offering price during the twelve-month period prior to the offering have been included in the computation of net loss per share for the year ended December 31, 1995 as if they were outstanding for the entire period (using the treasury stock method and the proposed public offering price). Also included in the computation of net loss per share for the year ended December 31, 1995 was the conversion of the convertible promissory notes. (See Note 5.)

     Fully diluted and primary loss per common share are the same amounts for each of the periods presented.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company invests its excess cash principally in mutual funds which focus on high quality, short-term money market securities of all types.

PROPERTY AND EQUIPMENT

     Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of three to five years. Assets under capital leases are amortized over the asset life.

                        BOREALIS TECHNOLOGY CORPORATION

     Leasehold improvements at December 31, 1996 include $134,081 of improvements relating to a new facility that will be occupied in 1997. (See Note 10.) Amortization of these leasehold improvements will commence upon occupation of the facility.

     During the years ended December 31, 1995 and 1996, the Company financed, under capital lease obligations, the acquisition of property and equipment for $54,769 and $375,946, respectively.

SIGNIFICANT CUSTOMERS

     Sales are not concentrated geographically. The Company received significant portions of its revenues from Nortel (14%), Scitex American Corp. (27%) and Synopsys, Inc. (38%) during 1995 and from Nortel (35%) and Synopsys, Inc. (36%) during 1996.

USE OF ESTIMATES

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which require the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates.

3.  PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consisted of the following at December 31:

                                                                     1995          1996
                                                                   --------     ----------
    Computer equipment...........................................  $136,877     $  690,802
    Furniture and equipment......................................    63,081        260,125
    Leasehold improvements.......................................    24,214        158,296
                                                                   --------      ---------
                                                                    224,172      1,109,223
    Less accumulated depreciation and amortization...............   (95,183)      (252,570)
                                                                   --------      ---------
    Total property and equipment, net............................  $128,989     $  856,653
                                                                   ========      =========

4.  LONG-TERM PROMISSORY NOTE

     At December 31, 1996, the Company has a promissory note payable to a bank for $650,000. The note matures on January 11, 1998 and bears interest of 7.55% per annum. The note is collaterallized by the $650,000 long-term investment (certificate of deposit) and places certain business and borrowing restrictions on the Company, including the Company's ability to pay cash dividends.

5.  COMMON STOCK

CONVERTIBLE PROMISSORY NOTES

     During the period November 1995 through February 1996, the Company issued unsecured Convertible Promissory Notes (the "Notes") in the aggregate amount of $999,570 of which $324,000 had been issued by December 31, 1995. The notes bore interest at 6%. The Notes plus accrued interest converted to 241,798 shares of common stock upon the effective date of the initial public offering of the Company's common stock.

REINCORPORATION AND STOCK SPLIT

     In May 1996, the Board of Directors and stockholders approved the reincorporation of the Company in Delaware and a split of the Company's common stock of 1.294 to one. With the reincorporation, the authorized shares of common stock were increased to 10,000,000 and the authorized shares of preferred stock

                        BOREALIS TECHNOLOGY CORPORATION
were established at 5,000,000. All common stock, common equivalent shares, and per share amounts were adjusted retroactively to give effect to the stock split.

PUBLIC OFFERING

     In 1996, the Company sold 2,291,050 shares of common stock in an initial public offering which generated net proceeds of $9,589,572 after deducting underwriting discounts and expenses. The Company is using the proceeds to fund the development of their new product and to fund operations.

WARRANTS

     As part of its initial public offering, the Company issued 200,000 warrants to its underwriter at an exercise price of $7.75, exercisable for 4 years commencing one year from the effective date of the registration statement, and 3,000 warrants to its legal firm at an exercise price of $5.00, exercisable for 4 years commencing from the date of issuance.

     In addition, during 1996 the Company issued 7,000 warrants to an officer and 2,000 warrants to a director, both at an exercise price of $5.00, exercisable for 5 years from the execution of the warrant.

6.  STOCK OPTION PLANS

STOCK PLANS

     The Company's 1994 Stock Plan (the "1994 Plan") provides for the grant of incentive stock options and nonstatutory stock options or the issuance of the Company's common stock to employees, directors, and consultants of the Company. The Company's 1996 Stock Plan (the "1996 Plan") provides for the grant of incentive stock options to employees and the grant of nonstatutory stock options and stock purchase rights to employees and consultants of the Company. Both plans stipulate that the exercise prices cannot be less than the fair market value of the common stock on the date of grant. A total of 185,786 and 224,304 shares of common stock are reserved for issuance under the 1994 Plan and 1996 Plan, respectively. The vesting and exercise provisions for the plans are determined by the Board of Directors, with a maximum term for exercise of ten years. Options granted and shares issued under the 1994 Plan vest over various periods (grant date to seven years) while options granted under the 1996 Plan generally vest in two or four year periods.

     A summary of the Company's 1994 Plan's stock option activity, and related information for the years ended December 31 are as follows:

                                                         1995                           1996
                                              --------------------------     --------------------------
                                                        WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                              OPTIONS    EXERCISE PRICE      OPTIONS    EXERCISE PRICE
                                              --------  ----------------     -------   ----------------
Outstanding-beginning of year...............    54,833       $ 1.55          151,495        $ 2.29
Granted.....................................    96,662         2.71           34,284          2.71
Exercised...................................        --           --               --            --
Forfeited...................................        --           --           (7,117)         2.71
                                               -------        -----          -------         -----
Outstanding-end of year.....................   151,495       $ 2.29          178,662        $ 2.35
                                               =======        =====          =======         =====
Exercisable at end of year..................    47,554       $ 1.55           83,991        $ 1.95
Weighted-average fair value of options
  granted during the year...................                 $ 1.88                         $ 2.09

     Exercise prices for options outstanding, under the 1994 Plan, as of December 31, 1996 ranged from $1.55 to $2.71. The weighted-average remaining contractual life of those options is 8.4 years.

                        BOREALIS TECHNOLOGY CORPORATION

     A summary of the Company's 1996 Plan's stock option activity, and related information for the year ended December 31, 1996 are as follows:

                                                                             WEIGHTED-AVERAGE
                                                                 OPTIONS      EXERCISE PRICE
                                                                 -------     ----------------
    Outstanding-beginning of year..............................       --          $   --
    Granted....................................................  146,726            4.14
    Exercised..................................................       --              --
    Forfeited..................................................   (5,823)           4.00
                                                                 -------           -----
    Outstanding-end of year....................................  140,903          $ 4.15
                                                                 =======           =====
    Exercisable at end of year.................................      472          $ 4.00
    Weighted-average fair value of options granted during the
      year.....................................................                   $ 2.60

     Exercise prices for options outstanding, under the 1996 Plan, as of December 31, 1996 ranged from $3.81 to $5.00. The weighted-average remaining contractual life of those options is 9.6 years.

1996 DIRECTOR OPTION PLAN

     The Company's 1996 Director Option Plan (the "Director Plan") provides for the automatic grant of 20,000 shares of common stock to each non-employee director and an additional automatic grant of 6,667 shares each year on the day immediately following the annual stockholder's meeting of the Company, if on such date he or she has served on the Board for at least three years. A total of 75,000 shares of common stock have been reserved for issuance under the Director Plan. Each option will have a term of 10 years. The exercise prices of options will be the fair market value per share of the common stock on the date of grant.

     A summary of the Company's 1996 Director Plan's stock option activity, and related information for the year ended December 31, 1996 are as follows:

                                                                             WEIGHTED-AVERAGE
                                                                  OPTIONS     EXERCISE PRICE
                                                                  -------    ----------------
    Outstanding-beginning of year...............................       --         $   --
    Granted.....................................................   75,000           4.73
    Exercised...................................................       --             --
    Forfeited...................................................       --             --
                                                                   ------          -----
    Outstanding-end of year.....................................   75,000         $ 4.73
                                                                   ======          =====
    Exercisable at end of year..................................       --             --
    Weighted-average fair value of options granted during the
      year......................................................                  $ 3.01

     Exercise prices for options outstanding as of December 31, 1996 ranged from $4.50 to $5.00. The weighted-average remaining contractual life of those options is 9.5 years.

7.  STOCK-BASED COMPENSATION

     The Company has three stock based compensation plans: the 1994 Stock Plan, the 1996 Stock Plan, and the 1996 Director Option Plan, all of which are described in Note 6.

     Pro forma information regarding net loss and loss per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.4% and 6.2%;

                        BOREALIS TECHNOLOGY CORPORATION
dividend yields of 0% and 0%; volatility factors of the expected market price of the Company's common stock of .823 and .823; and a weighted-average expected life of the options of 5.3 and 4.3 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for years ended December 31 is as follows:

                                                                     1995          1996
                                                                   --------     ----------
    Pro forma net loss...........................................  $611,113     $6,141,084
    Pro forma net loss per share.................................  $    .66     $     3.17

8.  CONTINGENT STOCK

     The Company's Board of Directors authorized the issuance of 1,000,000 shares of common stock (the "Contingent Shares") issuable to holders of record of the Company's common stock and stock options issued by the Company as of the effective date of the Company's initial public offering ("Participants"), contingent upon the Company achieving certain milestones. In the event that the Company achieves total revenues for the year ended December 31, 1997 in excess of $12,000,000 and a net loss of $2,500,000 or less for that year, then rights to purchase 350,000 shares of common stock for one dollar per share will be issued to the Participants. In the event that the Company achieves total revenues for the year ended December 31, 1998 in excess of $18,000,000 and pre-tax profits of at least $2,730,000 for that year, then rights to purchase 650,000 shares of common stock for one dollar per share will be issued to the Participants. The compensation expense related to the contingent stock will be recorded as operating expenses periodically through the date the contingent shares are issued when, in the opinion of the Company's management, it becomes probable that the milestones will be achieved. This expense could adversely affect results of operations for a number of quarters. If the Company's management does not determine that it is probable that the shares will be issued until the milestones are met, it could result in a substantial one-time charge and a material adverse effect on the Company's operating results.

     In addition, rights to purchase all of the unissued contingent shares for one dollar per share will be issued to the participants upon the occurrence of a transaction in which control of the company changes hands at a price (excluding the contingent shares) equal to or greater than approximately: (i) $15 per share prior to December 31, 1997; or (ii) $30 per share after December 31, 1997 and prior to December 31, 1998.

9.  INCOME TAXES (SECTION 382) LOSS LIMITATIONS

     There is no provision for income taxes for the years ended December 31, 1996 and 1995, as the Company has incurred net operating losses.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company uses the cash method of

                        BOREALIS TECHNOLOGY CORPORATION
accounting for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at December 31:

                                                                   1995           1996
                                                                 ---------     -----------
    Deferred tax assets:
      Accounts payable and other accruals......................  $  68,250     $   209,863
      Deferred revenue.........................................     43,870          27,727
      Net operating loss carryforwards.........................    115,600       2,061,304
                                                                 ---------     -----------
    Total deferred tax assets..................................    227,720       2,298,894
    Valuation allowance........................................   (215,415)     (2,261,905)
                                                                 ---------     -----------
    Net deferred tax assets....................................     12,305          36,989
    Deferred tax liabilities:
      Receivables and prepaid expenses.........................    (12,305)        (36,989)
                                                                 ---------     -----------
    Net deferred tax assets....................................  $      --     $        --
                                                                 =========     ===========

     Based upon the weight of available evidence, which includes the Company's historical operating losses and the uncertainties regarding future results, the Company has provided a full valuation allowance against its net deferred tax assets, as it is more likely than not that the deferred tax assets will not be realized. The valuation allowance increased by $2,046,490 during 1996.

     At December 31, 1995 and 1996, the Company had federal net operating loss carryforwards of approximately $340,000 and $6,060,000, respectively. These carryforwards will expire beginning in the year 2011. Utilization of these carryforwards may be limited due to the ownership change provisions as enacted by the Tax Reform Act of 1986 and subsequent legislation.

10.  COMMITMENTS

LEASES

     The Company leases its facilities under operating leases expiring at various dates through May 2000. The Company has an option to extend their new facility lease discussed in Note 2 for two consecutive terms of five years each.

     The Company leases certain equipment under noncancelable lease agreements that are accounted for as capital leases. Equipment under capital lease arrangements and included in property and equipment aggregated $502,531 at December 31, 1996. Related accumulated amortization was $111,541 at December 31, 1996. In addition, the capital leases are secured by the related equipment, and the Company is required to maintain liability and property damage insurance.

                        BOREALIS TECHNOLOGY CORPORATION

     Future minimum lease payments under noncancelable capital and operating leases are as follows at December 31, 1996:

                                                                     CAPITAL      OPERATING
                                                                     LEASES        LEASES
                                                                    ---------     --------
    1997..........................................................  $ 216,020     $269,740
    1998..........................................................     73,486      266,278
    1999..........................................................     23,915      275,597
    2000..........................................................      2,244      118,381
                                                                    ---------     --------
    Total minimum payments........................................    315,665     $929,996
                                                                                  ========
    Less amount representing interest.............................    (48,051)
                                                                    ---------
    Present value of minimum lease payments.......................    267,614
                                                                    ---------
    Less current obligations......................................   (178,814)
                                                                    ---------
    Long-term obligations.........................................  $  88,800
                                                                    =========

     Total rental expense for 1995 and 1996 was approximately $42,143 and $103,109, respectively.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments which include the long-term investment, the long-term promissory note, the note payable to stockholder and the convertible promissory notes approximate their recorded book values at December 31, 1995 and 1996. The fair values are based on quoted market prices and discounted cash flow using the Company's incremental borrowing rate.

                        BOREALIS TECHNOLOGY CORPORATION

                            CONDENSED BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,      MARCH 31,
                                                                        1996            1997
                                                                    ------------     -----------
                                                                                     (UNAUDITED)
Current Assets:
  Cash and cash equivalents.......................................  $  3,921,506     $ 1,837,105
  Accounts receivable.............................................         2,000              --
  Other current assets............................................       136,073         868,217
                                                                     -----------     -----------
          Total current assets....................................     4,059,579       2,705,322
  Property and equipment, net.....................................       856,653         955,228
  Long term investment............................................       650,000              --
  Other assets....................................................        40,850          46,708
                                                                     -----------     -----------
          Total assets............................................  $  5,607,082     $ 3,707,258
                                                                     ===========     ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.............................................  $    258,377     $   212,555
     Accrued employee compensation................................       298,492         321,526
     Promissory note..............................................            --         650,000
     Other current liabilities....................................       320,739         335,647
                                                                     -----------     -----------
          Total current liabilities...............................       877,608       1,519,728
  Long-term obligations...........................................       738,800          59,735
                                                                     -----------     -----------
          Total liabilities.......................................     1,616,408       1,579,463
                                                                     -----------     -----------
  Stockholders' equity:
     Preferred stock, $.001 par value:
     Authorized shares -- 5,000,000
       Issued and outstanding -- none
     Common stock, $.001 par value:
     Authorized shares -- 10,000,000
       Issued and outstanding shares -- 3,184,506
       at December 31, 1996, and March 31, 1997...................         3,185           3,185
     Additional paid-in capital...................................    10,777,241      10,825,421
     Accumulated deficit..........................................    (6,789,752)     (8,700,811)
                                                                     -----------     -----------
          Total stockholders' equity..............................     3,990,674       2,127,795
                                                                     -----------     -----------
          Total liabilities and stockholders' equity..............  $  5,607,082     $ 3,707,258
                                                                     ===========     ===========

           See accompanying notes to condensed financial statements.

                        BOREALIS TECHNOLOGY CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                     -------------------------
                                                                       1996           1997
                                                                     ---------     -----------
Total revenues.....................................................  $  90,586     $    22,349
Cost of revenues...................................................     33,524          11,020
                                                                     ---------     -----------
Gross profit.......................................................     57,062          11,329
Operating expenses:
  Sales and marketing..............................................    178,493         816,586
  Research and development.........................................    333,648         617,509
  General and administrative.......................................    173,831         506,403
                                                                     ---------     -----------
          Total operating expenses.................................    685,972       1,940,498
                                                                     ---------     -----------
Loss from operations...............................................   (628,910)     (1,929,169)
Interest income (expense), net.....................................    (17,306)         18,110
                                                                     ---------     -----------
Net loss...........................................................  $(646,216)    $(1,911,059)
                                                                     =========     ===========
Net loss per common and common share equivalent....................  $   (0.69)    $     (0.60)
                                                                     =========     ===========
Weighted average common and common equivalent shares outstanding...    931,758       3,184,506
                                                                     =========     ===========

           See accompanying notes to condensed financial statements.

                        BOREALIS TECHNOLOGY CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                     -------------------------
                                                                       1996           1997
                                                                     ---------     -----------
OPERATING ACTIVITIES
Net loss...........................................................  $(646,216)    $(1,911,059)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization....................................     15,954          80,511
  Compensation expense related to stock options....................         --          48,180
  Changes in assets and liabilities:
     Accounts receivable...........................................      8,388           2,000
     Other assets..................................................       (150)        (88,002)
     Accounts payable..............................................     90,383         (45,822)
     Other liabilities.............................................     53,312          73,743
                                                                     ---------     -----------
Net cash used in operating activities..............................   (478,329)     (1,840,449)
INVESTING ACTIVITIES
Purchases of property and equipment................................    (16,645)       (179,086)
                                                                     ---------     -----------
Net cash used in investing activities..............................    (16,645)       (179,086)
FINANCING ACTIVITIES
Payments under capital lease obligations...........................    (22,102)        (64,866)
Proceeds from issuance of convertible promissory notes.............    675,570              --
                                                                     ---------     -----------
Net cash (used in) provided by financing activities................    653,468         (64,866)
                                                                     ---------     -----------
Net increase (decrease) in cash and cash equivalents...............    158,494      (2,084,401)
Cash and cash equivalents at beginning of period...................    158,840       3,921,506
                                                                     ---------     -----------
Cash and cash equivalents at end of period.........................  $ 317,334     $ 1,837,105
                                                                     =========     ===========

           See accompanying notes to condensed financial statements.

                        BOREALIS TECHNOLOGY CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

NOTE B -- LOSS PER COMMON SHARE

     Loss per share was computed by dividing the net loss by the weighted average number of shares of common stock outstanding. Common stock equivalents from stock options and warrants are excluded from the computation because their effect is anti-dilutive. The weighted average number of shares of common stock and common stock equivalents has been computed in accordance with Securities and Exchange Commission's Staff Accounting Bulletin No. 83, pursuant to which "cheap stock," as defined, is considered outstanding even if the effect is anti-dilutive. Fully diluted earnings per share are considered equal to primary earnings per share in all periods presented.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. A restatement of prior periods will not be necessary as common equivalent shares from common stock options and warrants have been excluded from the computation of net loss per share because their effect is anti-dilutive. The impact of Statement No. 128 on the calculation of fully diluted earnings per share for these quarters is not expected to be material.

NOTE C -- OTHER CURRENT ASSETS

     At March 31, 1997, the Company has a promissory note payable to a bank for $650,000. The note which was consummated in July 1996 and matures on January 11, 1998, bears interest at 7.55% per annum. The note is collateralized by a $650,000 short-term investment, which is included with other current assets on the accompanying condensed balance sheets.

NOTE D -- CERTAIN TRANSACTIONS

     During May 1997, the Company granted an option to purchase 15,600 shares of the Company's common stock at an exercise price of $4.25 per share to a company which is wholly owned by the Company's interim President and Chief Operating Officer. The option vests as follows: 10,400 shares at the grant date and the remainder will vest at a rate of 2,600 shares per month of service as interim President and Chief Operating Officer. The Company will recognize the difference between the fair market value on the grant date ($5.00) and the exercise price as compensation expense during the quarters ended June 30, 1997 and September 30, 1997.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION TO WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Summary...............................      3
Risk Factors..........................      6
Use of Proceeds.......................     14
Dividend Policy.......................     14
Capitalization........................     15
Dilution..............................     16
Contingent Stock Issuance.............     17
Market for Common Stock...............     17
Selected Financial Data...............     18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     19
Business..............................     23
Management............................     29
Stock Plans...........................     32
Certain Transactions..................     35
Principal Stockholders................     37
Description of Capital Stock..........     38
Shares Eligible for Future Sale.......     40
Underwriting..........................     41
Legal Matters.........................     43
Experts...............................     44
Additional Information................     44
Index to Financial Statements.........    F-1

======================================================
======================================================

                                1,600,000 SHARES

                                      LOGO

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                            H.J. MEYERS & CO., INC.
                                            , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

        SEC Registration fee..............................................  $  3,079
        NASD filing fee...................................................     1,516
        Nasdaq SmallCap Additional Shares Application.....................     7,500
        Consulting fees payable to the Underwriter........................    72,000
        Underwriter's non-accountable expense allowance(1)................   198,000
        Printing expenses.................................................    90,000
        Legal fees and expenses...........................................    75,000
        Accounting fees and expenses......................................    50,000
        Blue sky fees and expenses........................................    20,000
        Transfer agent fees...............................................     5,000
        Miscellaneous fees and expenses...................................    52,905
                                                                            --------
                  Total...................................................  $575,000
                                                                            ========

---------------
(1) $227,700 if the Underwriter's over-allotment option is exercised in full.

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors insurance, if available, on reasonable terms. The Registrant's Certificate of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law and the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Since April 25, 1994, the Registrant issued and sold the following unregistered securities:

          (1) On April 24, 1995, the Registrant issued 1,682 shares of Common Stock to employees in consideration of employment services rendered.

          (2) On April 24, 1995, the Registrant issued 42,702 shares of Common Stock to Richard Mellor for $99,000.

          (3) On June 1, 1995, the Registrant issued 9,705 shares of Common Stock to Richard Mellor for $21,000.

          (4) From November 1995 until February 1996, the Registrant issued an aggregate of $999,570 in 6% Convertible Promissory Notes to 43 investors. The following people invested at least $50,000 in this financing: Peter Pitsker ($83,000), Mike Cavallo ($120,000) and Roy Molina ($62,500).

          (5) In May 1996, the Registrant issued a warrant to purchase 3,000 shares of Common Stock to WSGR. This Warrant is exercisable for a four-year period commencing from the date of its issuance and the exercise price of the Warrant is $5.00 per share.


          (6) On June 11, 1996, the Registrant granted a Warrant to purchase 2,000 shares of Common Stock to Peter Pitsker and a Warrant to purchase 7,000 shares of Common Stock to Jerry Brooks. Both Warrants are exercisable for a five year period commencing with the date of grant and the exercise price of each Warrant is $5.00 per share.



          (7) In July 1997, the Registrant issued a promissory note in principal amount of $250,000 and a warrant to purchase 50,000 shares of Common Stock to Oxbow LLC.



     The issuance of the securities described in paragraphs (1) through (3),
(5), (6) and (7) above were deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance on Section 4(2) under the Securities Act, as transactions by an issuer not involving a public offering.


     The issuance of the securities described in paragraph (4) above were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Rule 504 promulgated under the Securities Act. The number of shares has been adjusted to give effect to the 1.294 to 1 split of Common Stock effected in connection with the Company's reincorporation in the state of Delaware prior to the closing of its initial public offering.

ITEM 27.  EXHIBITS

     (a) Exhibits


EXHIBIT NO.                                          DESCRIPTION
-----------         ------------------------------------------------------------------------------
 1.1(4)        --   Form of Underwriting Agreement
 2.1(1)        --   Agreement and Plan of Merger between Borealis Corporation, a Nevada corporation, and Borealis Technology Corporation, a Delaware Corporation,
                    dated June 7, 1996.
 3.1(1)        --   Registrant's Certificate of Incorporation, as currently in effect
 3.2(1)        --   Registrant's Bylaws, as currently in effect
 4.1(1)        --   Specimen Certificate of Registrant's Common Stock
 4.2(1)        --   Form of WSGR Warrant
 4.3(1)        --   Form of Warrant issued to H.J. Meyers & Co., Inc. in connection with the
                    Registrant's initial public offering
 4.4(1)        --   Registrant's Contingent Rights Plan
 4.5(4)        --   Form of Underwriter's Warrant
 5.1(4)        --   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1(1)        --   Real Property Lease between Registrant and Incline Investors Group, dated June
                    15, 1995.
10.2(1)        --   Real Property Sublease between Registrant and U.S. Bank of Nevada, dated
                    November 7, 1995
10.3(1)        --   1994 Stock Option Plan
10.4(1)        --   1996 Stock Plan
10.5(1)        --   1996 Directors Stock Option Plan
10.6(3)        --   1997 Employee Stock Purchase Plan

EXHIBIT NO.                                          DESCRIPTION
-----------         ------------------------------------------------------------------------------
10.7(1)        --   Form of Indemnification Agreement
10.8(1)        --   Asset License and Purchase Agreement between the Company and Sales
                    Technologies, Inc., dated April 15, 1994.
10.9(1)        --   Form of Warrant for 2,000 shares granted to Peter Pitsker on June 11, 1996
10.10(1)       --   Form of Warrant for 7,000 shares granted to Jerry Brooks on June 11, 1996
10.11(1)       --   Lease between the Company and DBB Holdings, Inc., dated June 11, 1996
10.12(2)       --   Promissory Note between Registrant and U.S. Bank, dated July 11,1996
10.13(4)       --   Solution Provider Agreement between the Company and American Technology
                    Corporation, dated October 4, 1996.
10.14          --   Promissory Note issued to Oxbow LLC.
10.15          --   Warrant to Purchase Shares of Common Stock issued to Oxbow LLC.
10.16          --   Rights Agreement with Oxbow LLC.
23.1(4)        --   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
                    (included in exhibit 5.1)
23.2           --   Consent of Ernst & Young LLP
24.1(4)        --   Power of Attorney (see page II-4)


---------------

(1) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form SB-2 which became effective on June 20, 1996.

(2) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-QSB filed August 13, 1996.

(3) Incorporated by reference to annex filed with Registrant's Definitive Proxy Statement on Schedule 14A filed April 11, 1997.

(4) Previously filed.

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on July 11, 1997.


                                          BOREALIS TECHNOLOGY CORPORATION


                                          By:        /s/ JACK MURPHY

                                            ------------------------------------

                                                        Jack Murphy


                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                  TITLE                          DATE
-----------------------------------  -------------------------------------------  --------------

          /s/ JACK MURPHY            President and Chief Executive Officer         July 11, 1997
-----------------------------------
            Jack Murphy

                 *                   Chairman of the Board                         July 11, 1997
-----------------------------------
           Curtis Faith

       /s/ ELIZABETH GASPER          Chief Financial Officer (Principal            July 11, 1997
-----------------------------------  Financial and Accounting Officer)
         Elizabeth Gasper

                 *                   Director                                      July 11, 1997
-----------------------------------
           Edward Esber

                 *                   Director                                      July 11, 1997
-----------------------------------
           Patrick Grady

          /s/ JOE MARENGI            Director                                      July 11, 1997
-----------------------------------
            Joe Marengi

                 *                   Director                                      July 11, 1997
-----------------------------------
           Peter Pitsker

                 *                   Director                                      July 11, 1997
-----------------------------------
           Shekar Swamy

     *By: /s/ ELIZABETH GASPER                                                     July 11, 1997
-----------------------------------
         Elizabeth Gasper,
         Attorney-in-Fact

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                           DESCRIPTION
-----------
 1.1(4)        --     Form of Underwriting Agreement
 2.1(1)        --     Agreement and Plan of Merger between Borealis Corporation, a Nevada corporation, and Borealis Technology Corporation, a Delaware
                      Corporation, dated June 7, 1996.
 3.1(1)        --     Registrant's Certificate of Incorporation, as currently in effect
 3.2(1)        --     Registrant's Bylaws, as currently in effect
 4.1(1)        --     Specimen Certificate of Registrant's Common Stock
 4.2(1)        --     Form of WSGR Warrant
 4.3(1)        --     Form of Warrant issued to H.J. Meyers & Co., Inc. in connection with the Registrant's initial public offering
 4.4(1)        --     Registrant's Contingent Rights Plan
 4.5(4)        --     Form of Underwriter's Warrant
 5.1(4)        --     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1(1)        --     Real Property Lease between Registrant and Incline Investors Group, dated June 15, 1995.
10.2(1)        --     Real Property Sublease between Registrant and U.S. Bank of Nevada, dated November 7, 1995
10.3(1)        --     1994 Stock Option Plan
10.4(1)        --     1996 Stock Plan
10.5(1)        --     1996 Directors Stock Option Plan
10.6(3)        --     1997 Employee Stock Purchase Plan
10.7(1)        --     Form of Indemnification Agreement
10.8(1)        --     Asset License and Purchase Agreement between the Company and Sales
                      Technologies, Inc., dated April 15, 1994.
10.9(1)        --     Form of Warrant for 2,000 shares granted to Peter Pitsker on June 11,
                      1996
10.10(1)       --     Form of Warrant for 7,000 shares granted to Jerry Brooks on June 11,
                      1996
10.11(1)       --     Lease between the Company and DBB Holdings, Inc., dated June 11, 1996
10.12(2)       --     Promissory Note between Registrant and U.S. Bank, dated July 11,1996
10.13(4)       --     Solution Provider Agreement between the Company and American
                      Technology Corporation, dated October 4, 1996.
10.14          --     Promissory Note issued to Oxbow LLC.
10.15          --     Warrant to Purchase Shares of Common Stock issued to Oxbow LLC.
10.16          --     Rights Agreement with Oxbow LLC.
23.1(4)        --     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
                      (included in exhibit 5.1)
23.2           --     Consent of Ernst & Young LLP
24.1(4)        --     Power of Attorney (see page II-4)


---------------

(1) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form SB-2 which became effective on June 20, 1996.

(2) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-QSB filed August 13, 1996.

(3) Incorporated by reference to annex filed with Registrant's Definitive Proxy Statement on Schedule 14A filed April 11, 1997.

(4) Previously filed.